UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

April 6, 2023
Dear Shareholder:
You are cordially invited to attend the 2023 Annual Meeting of Shareholders, which will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036 at 10:00 a.m. on Tuesday, May 16, 2023. Your Board of Directors looks forward to greeting those shareholders that are able to attend. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.
For the Annual Meeting, we are pleased to take advantage of the “Notice and Access” rule adopted by the Securities and Exchange Commission to furnish proxy materials to shareholders over the internet. We believe this process will provide you with an efficient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials. On or about April 6, 2023, we intend to mail to most shareholders only a Notice of Internet Availability of Proxy Materials that tells them how to access and review information contained in the proxy materials and vote electronically over the internet. If you received only the Notice in the mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.
At the Annual Meeting, you will be asked to (i) elect six Directors, (ii) approve a non-binding, advisory resolution regarding the compensation of our named executive officers; and (iii) ratify the appointment of Deloitte & Touche LLP as the company’s auditors for the fiscal year ending December 31, 2023. Your Board of Directors recommends that you vote your shares “FOR” proposals (i), (ii), and (iii). These proposals are more fully described in the accompanying proxy statement.
As part of our precautions regarding the coronavirus (COVID-19), we are sensitive to the public health and travel concerns that our shareholders may have as well as any protocols that federal, state, or local governments may impose. All individuals attending the meeting must comply with then-applicable health and safety orders or guidelines and comply with any additional rules and regulations that Company personnel or the manager of the venue determines are necessary or desirable to protect the health and safety of attendees. In addition, to attend the meeting, you must provide proof of ownership of our stock as provided below under “Proof of Ownership Required for Attending Meeting in Person.”
Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented. Please vote your shares using the internet or a toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card and you will receive in response to your request. Instructions on using each of these voting methods are outlined in the proxy statement. Your cooperation will ensure that your shares are voted.
Thank you for your continued support.
Sincerely,

James G. Dolphin
Chairman of the Board

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2023
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco”), will be held on May 16, 2023 at 10:00 a.m. (local time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036 for the following purposes:
1.	To elect the six directors named in the proxy statement to the Board of Directors of Genco;
2.	To approve a non-binding, advisory resolution regarding the compensation of Genco’s named executive officers;
3.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2023;
4.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
Shareholders of record at the close of business on March 21, 2023 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.
All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.
YOUR VOTE IS IMPORTANT
IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL. PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
By Order of the Board of Directors,

John C. Wobensmith
Chief Executive Officer and President
New York, New York
April 6, 2023

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2023
This proxy statement is furnished to shareholders of Genco Shipping & Trading Limited (“Genco” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Genco (the “Board”) for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036 on May 16, 2023 at 10:00 a.m., and at any adjournment or postponement thereof.
We may determine it is necessary or appropriate to take steps regarding the conduct of our meeting in light of precautions regarding the coronavirus (COVID-19), any protocols that federal, state, or local governments or otherwise. These may include changing the time, date, or location of our meeting or the manner in which it will be held. We will announce any such decision in advance, and details will be posted on our website and filed with the SEC. You should not attend the Annual Meeting if you are experiencing any COVID-19 symptoms, are waiting on a COVID-19 test result, have tested positive within 10 days preceding the date of the Annual Meeting, or you have come into close contact with someone who suspects they have COVID-19, is waiting for a COVID-19 test result, or has tested positive for COVID-19 within the 10 days preceding the date of the Annual Meeting.
This proxy statement and the accompanying form of proxy or the Notice of Internet Availability are first being mailed to shareholders on or about April 6, 2023.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Purpose of the Annual Meeting
The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.
Record Date and Outstanding Shares
The Board has fixed the close of business on March 21, 2023 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of March 21, 2023, Genco had issued and outstanding 42,478,643 shares of common stock. The common stock comprises all of Genco’s issued and outstanding voting stock.
Revocability and Voting of Proxies
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:
•	by writing a letter delivered to John C. Wobensmith, Secretary of Genco, stating that the proxy is revoked;
•	by submitting another proxy with a later date; or
•	by attending the Annual Meeting and voting in person.

Please note, however, that if you are a shareholder who beneficially owns shares that are held of record by your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must first request and bring to the meeting a “legal proxy” from your broker, bank or other nominee.
All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.
If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted “FOR” the election of such nominee and “FOR” the approval of each proposal. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote. If the shares you own are held in your bank or brokerage firm account in a fiduciary capacity (typically referred to as being held in “street name”), you can vote by following the directions provided to you by your bank or brokerage firm. If the shares you own are held in street name and you wish to vote in person at the annual meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the annual meeting. Please contact the organization that holds your shares for instructions on how to obtain a legal proxy. You must bring a copy of the legal proxy to the annual meeting and present it with your ballot in order for your vote to be counted.
If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent auditors is a routine matter that is considered a “discretionary” item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting.
The proposals to elect directors and to approve a non-binding, advisory resolution regarding the compensation of Genco’s named executive officers are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on this proposal on behalf of beneficial owners if such owners do not return specific voting instructions.
Voting at the Annual Meeting
Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
	Proposal	Vote Required	Effect of Abstentions	Effect of Broker“Non-Votes”
1.	Election of Directors	Plurality of votes cast	No effect	No effect
2.	Advisory Vote on Executive Compensation	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect
3.	Ratification of Appointment of Independent Auditors	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect

For directions to be able to attend the meeting and vote in person, please contact us by sending an e-mail to finance@gencoshipping.com.
Proof of Ownership Required for Attending Meeting in Person
You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on March 21, 2023, the record date, or hold a valid proxy for the meeting. In order to be admitted to the 2023 Annual Meeting, you must present proof of ownership of company stock on the record date. This can be:
•	a brokerage statement or letter from a bank or broker indicating ownership on March 21, 2023,
•	a proxy card,
•	a voting instruction form, or
•	a legal proxy provided by your broker, bank or other nominee.
Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.
Solicitation
We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held May 16, 2023.

Our Proxy Statement and Annual Report to Shareholders are
available at www.proxyvote.com.

Your vote is important. Thank you for voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Under Genco’s Certificate of Incorporation, as amended, all members of the Board of Directors currently have terms expiring at the 2023 Annual Meeting. The Board of Directors has nominated the directors currently serving on the Board of Directors for election or re-election to serve as directors of the Company for a one-year term until the 2024 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal. Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.
Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF THE NOMINEES AS DIRECTORS.
Nominee Information
The following table sets forth information regarding the nominees for re-election as directors:
Name	Age	Position
James G. Dolphin	55	Chairman of the Board and Director
Kathleen C. Haines	68	Director
Basil G. Mavroleon	75	Director
Karin Y. Orsel	53	Director
Arthur L. Regan	60	Director
John C. Wobensmith	52	Chief Executive Officer, President, Secretary, and Director
James G. Dolphin has served as a director of Genco since July 21, 2014. Mr. Dolphin became Chairman of the Board upon completion of the 2021 Annual Meeting of Shareholders on May 31, 2021. Mr. Dolphin has served as the Managing Director and President of AMA Capital Partners, LLC (“AMA”), since 2001. AMA is a leading shipping and offshore merchant bank and advisor. Prior to joining AMA, Mr. Dolphin served as a Principal of Booz Allen Hamilton, serving as the leader of their commercial freight management consultancy practice. Mr. Dolphin also served as a Transportation Executive with First National Bank of Maryland. Mr. Dolphin received his B.A. in Economics and Managerial Studies from Rice University. As a result of these and other professional experiences, Genco believes Mr. Dolphin possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.
Kathleen C. Haines has served as a director of Genco since May 17, 2017. In 2021, she joined the Advisory Board of Sea Machines Robotics, a privately held company in Boston, Massachusetts. She served as Chief Financial Officer and Treasurer of Heidmar Inc. (“Heidmar”), a privately held company that commercially manages a fleet of oil tankers, from July 2012 until May 2020. She was also a member of the Executive Committee of Heidmar, which was responsible for the strategy of the company as well as marketing efforts. Prior to and after her time at Heidmar, Ms. Haines has served as the Principal of Holbridge Capital Advisors, a financial consulting and investment firm specializing in the maritime industry. During 2010, she served as the Chief Financial Officer of Asia Pacific Carriers, based in Hong Kong. From May 2007 to May 2008, she was the Chief Executive Officer of the transition company created following the sale of OMI Corporation, a U.S.-based NYSE-listed international shipping company. Ms. Haines served as the Chief Financial Officer of OMI Corporation from 1998 until its sale. Ms. Haines was a board member of OSG America LLC from 2007 until it was reacquired by its parent company in 2009 and served as Chairman of the Audit Committee and a member of the Conflicts Committee. She currently serves on the Board of Trustees of the Seamen’s Church Institute as Audit Chair and a Member of the Executive Committee and is a member of the Finance and Endowment Committee as well as the Strategic Planning and Governance/Nominating Committees. She is active in numerous professional associations, including the American Institute of Certified Public Accountants, and is the Treasurer and a founding board member of the U.S. affiliate of Women’s International Shipping and Trading Association.

Ms. Haines also served on the Board of the New York Maritime Association. Ms. Haines holds a Bachelor of Arts degree in Accounting from Texas Tech University and is a controllership graduate from the University of Wisconsin, School of Bank Administration. As a result of these and other professional experiences, Genco believes Ms. Haines possesses knowledge and experience regarding the shipping industry, finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.
Basil G. Mavroleon has served as a director of Genco since July 17, 2015. Mr. Mavroleon served as a director of Baltic Trading from March 15, 2010 until Baltic Trading’s merger with our Company on July 17, 2015. Mr. Mavroleon also served as a director of our Company from July 27, 2005 to July 9, 2014. Mr. Mavroleon has been employed in the shipping industry for the last 45 years. Since 1970, Mr. Mavroleon has worked at Charles R. Weber Company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States. Mr. Mavroleon was Managing Director of Charles R. Weber Company, Inc. for twenty-five years and held the position of Manager of the Projects Group thereafter for five years from January 2009 until April 2013. Mr. Mavroleon is a director of Pyxis Tankers, Inc. where he serves on the audit committee and the nominating and corporate governance committee. Mr. Mavroleon also serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage based in Piraeus, Greece. Since its inception in 2003 through its liquidation in December 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that dealt with tanker freight forward agreements and derivatives. Mr. Mavroleon is a member of the Baltic Exchange, is on the board of the Associate Membership Committee of Intertanko, a member of the Association of Ship Brokers and Agents, is on the advisory board of NAMMA (North American Maritime Ministry Association), is a director emeritus of NAMEPA (North American Marine Environmental Protection Association), and is Chairman of the New York World Scale Committee. Mr. Mavroleon is a member of the Hellenic Chamber of Commerce, the Connecticut Maritime Association, NYMAR (New York Maritime Inc.), the Maritime Foundation Knowledge Center, honorary director of the Connecticut Maritime Association Education Foundation (CAMEF), and serves on the board of trustees of the Maritime Aquarium, Norwalk, CT. Mr. Mavroleon was educated at Windham College, Putney, VT. As a result of these and other professional experiences, we believe Mr. Mavroleon possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.
Karin Y. Orsel is a shipping executive and entrepreneur with over 34 years of experience in the industry. She serves as the Chief Executive Officer of MF Shipping Group, a company she founded in 1994 that provides technical management services to a fleet of over 50 vessels, including oil product and chemical tankers, multipurpose vessels, self-unloaders, and cement carriers. In connection with these activities, she has acted as a managing director of a number of ship owning companies. She began her career in the shipping industry at the age of 18 with Sandfirden Rederij B.V., where she served as a financial manager. Ms. Orsel is active in shipping industry organizations, currently serving as a board member of Koninklijke Vereniging van Nederlandse Reders (the Royal Association of Netherlands Ship-owners), a board member of the International Chamber of Shipping (ICS), a member of the Executive Committee of the International Association of Independent Tanker Owners (INTERTANKO), Chair and a Trustee of International Seafarers Welfare and Assistance Network (ISWAN), a member of the Board of Directors of Baltic and International Maritime Counsel (BIMCO), and an Ambassador for the Women’s International Shipping and Trading Association. She earned a Bachelor of Arts in Economic & Administrative Education from Winschoter College in the Netherlands. As a result of these and other professional experiences, Genco believes Ms. Orsel possesses knowledge and experience regarding the shipping industry, finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.
Arthur L. Regan has served as a director of Genco since February 17, 2016 and was named Interim Executive Chairman of the Board on October 13, 2016 and Chairman of the Board on June 5, 2020. Mr. Regan served as Chairman of the Board from June 5, 2020 through May 13, 2021, following which he has continued to serve as a director of Genco. Since August 2022, Mr. Regan has been the Chief Executive Officer and Director of Energos Infrastructure LLC, an LNG marine infrastructure platform providing an integral component of global energy transition. Mr. Regan has worked as an Operating Partner with Apollo Investment Consulting LLC since 2015. From 2010 to 2015, Mr. Regan was the President, Chief Executive Officer and a Director of Principal Maritime Management, LLC, a wholly owned portfolio company of Apollo Global Management, LLC (“Apollo”), which has directly managed and advised Apollo on investments across the shipping industry. From 2010 to 2015, Mr. Regan was President, Chief Executive Officer, and a Director of Veritable Maritime Holdings LLC, an international shipowning entity funded principally by affiliates of Apollo. Mr. Regan has more than

30 years of experience in the shipping industry in executive roles, including as President and Chief Executive Officer of Arlington Tankers Ltd. from 2004 to 2008, which was listed on the New York Stock Exchange. Mr. Regan is a graduate of the State University of New York Maritime College at Fort Schuyler with a Bachelor of Science degree in Marine Transportation and Management. Mr. Regan began his shipping career sailing as an officer on merchant tankers and dry bulk vessels for over ten years, completing his sea service as Master Mariner. He is currently a Member of the North American Panel Committee of the vessel classification society and maritime industry advisor DNV-GL. Mr. Regan has been an independent director of Chembulk Tankers since 2018 and has been its Chairman of the Board since 2020. Chembulk Tankers is a privately held entity that owns and operates stainless steel specialty chemical tankers internationally. As a result of these and other professional experiences, Genco believes Mr. Regan possesses knowledge and experience regarding general business, finance, and the shipping industry that strengthen the Board’s collective qualifications, skills and experience.
John C. Wobensmith has served as a director of Genco since May 29, 2021, our Chief Executive Officer since March 23, 2017, and our President since December 19, 2014. From April 2005 until his appointment as President, he served as our Chief Financial Officer and Principal Accounting Officer. From 2010 until Baltic Trading’s merger with our Company on July 17, 2015, Mr. Wobensmith served as President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Baltic Trading. He was given the additional title of Chief Executive Officer of Genco on March 23, 2017. He also served as a director of Ultrapetrol (Bahamas) Limited, a marine transportation company, from 2016 to 2017. Mr. Wobensmith has over 25 years of experience in the shipping industry. Before becoming our Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., now known as AMA Capital Partners, LLC, a shipping and offshore merchant bank and advisor. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland, serving as a Vice President from 1998. Mr. Wobensmith has a bachelor’s degree in economics from St. Mary’s College of Maryland. He also was appointed by the Governor of Maryland and currently serves on the Board of Trustees and as Treasurer of the Board at St. Mary’s College of Maryland. Mr. Wobensmith holds the Chartered Financial Analyst designation.
Environmental, Social, and Governance (ESG) Highlights
•
Shipping is a fuel-efficient and cost-effective form of transportation crucial to the interconnectivity of countries around the world through global trade. Many of the raw materials that we carry are building blocks of economic activity and also play a key role in alleviating poverty while providing a source of income and job creation for many developing nations.

•
As one of the largest drybulk shipping companies in the world, Genco recognizes the need to run a safe and responsible business built for the long-term. We regularly integrate ESG practices into our operational and strategic decision making. We aim to meet and, if possible and appropriate for our business, exceed minimum compliance levels set forth in rules and regulations governing the maritime industry. Over the last several years, we have carried out various initiatives, which includes the following:

•	Purchased modern, fuel-efficient vessels while divesting of older less fuel-efficient tonnage, among other important investments made to our sizeable fleet.
•	Outfitted 32 of our vessels with energy saving devices (ESDs), which are meant to reduce the fuel consumption of these vessels. ESDs include Mewis Ducts, Fins and Propeller Boss Cap Fins.
•	Installed performance-monitoring systems on board 41 of our vessels to gather real-time fuel consumption data to optimize the voyage efficiency of these vessels.
•	Utilized a third-party data collection platform that analyzes information from our vessels in an effort to reduce fuel consumption as well as CO2 and other greenhouse gas emissions.
•	Established and executed a compliance program regarding IMO 2020 fuel regulations.

•	Installed ballast water treatment systems on 43 vessels in our current fleet, representing approximately 98% of our current fleet.
•
Partnered with a third-party firm to conduct internal audits of our vessels with a goal of identifying areas of potential improvement on the daily maintenance and operation of our vessels in order to improve the quality of the services our vessels provide and to mitigate operational risks.

•	Installed engine power limitation (EPL) systems on certain major bulk vessels to increase the level of energy efficiency by maintaining the ship's engine power within optimal levels.
•	Implemented an IMO 2023 compliance plan for select vessels in our fleet in which we will install energy saving devices and apply high performance paint systems, among other measures.
•	Established a technical management joint venture named GS Shipmanagement Pte. Ltd aimed at augmenting fleet-wide fuel efficiency, among other initiatives.
In 2022, we established an ESG Committee whose members consist of Karin Y. Orsel (Chair), Kathleen C. Haines, Basil G. Mavroleon, and Arthur L. Regan that leads Board oversight activities regarding ESG and reports to the Board. In that role, the ESG Committee reviews our ESG strategy and assesses our performance. In addition, the ESG Committee assesses whether relevant ESG matters should be reviewed or considered by other Board committees or the full Board.The ESG Committee plans to meet semiannually and additionally as appropriate.
For a copy of our current Sustainability Report, please see our website under “Sustainability” at www.gencoshipping.com.
Governance Materials - All of the Company’s corporate governance materials, including the committee charters of the Board and the Company’s Corporate Governance Guidelines, are published in the Governance Documents page of the Governance section of the Company’s website under “Investors” at www.gencoshipping.com. These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its committee charters as warranted. Any modifications are reflected on the Company’s website.
Director Independence - It is the Genco Board’s objective that a majority of the Genco Board consist of independent directors. For a director to be considered independent, the Genco Board must determine that the director does not have any material relationship with Genco. The Genco Board follows the criteria set forth in applicable NYSE listing standards to determine director independence. The Genco Board will consider all relevant facts and circumstances in making an independence determination.
All members of the Genco Audit, Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined by applicable NYSE listing standards. Members of the Genco Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Genco or any of its subsidiaries other than their director compensation.
The independent directors of Genco are James G. Dolphin, Kathleen C. Haines, Basil G. Mavroleon, and Karin Y. Orsel. In determining that Mr. Mavroleon is independent, the Board considered that Mr. Mavroleon is an independent contractor of WeberSeas (Hellas) S.A. (“WeberSeas”), which has acted as a broker introducing potential buyers to Genco in connection with sales of certain of Genco’s vessels. The Board deemed Mr. Mavroleon’s relationship with WeberSeas not to be material, as Mr. Mavroleon did not receive any payment or other economic benefit from any vessel sales and recused himself from participating in such vessel sales. The Board has determined that each of the members of the Audit, the Compensation and the Nominating and Corporate Governance Committees, respectively, are independent as defined in the applicable NYSE listing standards.
Board Diversity - Our Nominating and Corporate Governance Committee considers many factors when determining the eligibility of candidates for nomination to the Board. In the event of a vacancy, the Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in meeting its mission. In considering candidates, the Board seeks talents, skills, diversity, and expertise to serve the long-term interests of the Company and our stockholders. Two of the six members of Genco’s Board are women.

Code of Ethics - All directors, officers, employees and agents of Genco must act ethically at all times and in accordance with the policies comprising Genco’s Code of Ethics. Under Genco’s Code of Ethics, the Genco Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.
Genco’s Code of Ethics is available in the Governance Documents page of the Governance section of the Company’s website under “Investors” at www.gencoshipping.com and is available in print to any shareholder upon request. Genco intends to provide any disclosures regarding the amendment or waiver of its Code of Ethics on its website.
Communicating Concerns to Directors - Shareholders or other interested parties may communicate directly with any individual director, with the Genco Board as a group, with the Chairman or other presiding director pursuant to Section 303A.03 of the NYSE’s Listed Company Manual. All of Genco’s directors other than Mr. Wobensmith are currently non-management directors. All communications should be in writing and should be addressed to the intended recipient(s), c/o John C. Wobensmith, Secretary, 299 Park Avenue, 12th Floor, New York, New York 10171. Once the communication is received by the Secretary, the Secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to Genco’s directors. Other communications are promptly forwarded to the addressee.
Board Meetings and Committees
During fiscal year 2022, there were seven meetings of the Genco Board of Directors. Genco’s Board of Directors was comprised of James G. Dolphin, Kathleen C. Haines, Basil G. Mavroleon, Arthur L. Regan Bao D. Truong, and John C. Wobensmith until the resignation of Mr. Truong on August 16, 2022. A quorum of directors was present, either in person or telephonically, for all of its meetings in 2022. Actions were also taken during the year by unanimous written consent of Genco’s directors. All directors attended at least 75% of the aggregate of the total number of meetings of the Genco Board of Directors and the total number of meetings of all Committees of the Genco Board of Directors on which they served. Genco encourages all directors to attend each annual meeting of shareholders. Seven directors attended the 2022 Annual Meeting of Shareholders.
Genco’s Audit Committee was comprised of James G. Dolphin, Kathleen C. Haines and Basil G. Mavroleon during fiscal year 2022. Ms. Haines is a financial expert as defined under Item 401(h)(2) of Regulation S-K. All of these individuals qualify (or qualified) as independent directors under the listing requirements of the NYSE and are financially literate. Through its written charter, Genco’s Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor’s fees and recommending the engagement of the auditors to the full Board. During fiscal year 2022, Genco’s Audit Committee held four meetings.
Genco’s Compensation Committee was comprised of James G. Dolphin, Kathleen C. Haines, and Basil G. Mavroleon during fiscal year 2022. Mr. Dolphin joined the Compensation Committee on March 19, 2021. All of these individuals qualify (or qualified) as independent directors under the listing requirements of the NYSE, and none of them is (or was) an employee of Genco. Through its written charter, Genco’s Compensation Committee administers Genco’s cash bonus and equity incentive plans and other corporate benefits programs. Genco’s Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and also reviews, approves, or recommends salaries, cash bonuses, equity grants and other compensation in accordance with the terms of Genco’s 2015 Equity Incentive Plan and its Annual Incentive Plan. Genco’s Compensation Committee generally does not delegate its authority, although Genco’s officers are responsible for the day-to-day administration of the 2015 Equity Incentive Plan and the Annual Incentive Plan. Directors’ compensation is established by the Genco Board of Directors upon the recommendation of Genco’s Compensation Committee. During fiscal year 2022, Genco’s Compensation Committee held ten meetings.
Genco’s Nominating and Corporate Governance Committee was comprised of James G. Dolphin, Basil G. Mavroleon, and Karin Y. Orsel during fiscal year 2022. Ms. Orsel joined the Nominating and Corporate Governance Committee on March 22, 2021. All of these individuals qualify (or qualified) as independent directors under the listing requirements of the NYSE, and none of them is (or was) an employee of Genco. Through its written charter, the Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing Genco’s corporate governance guidelines. When a vacancy exists on the Board, or when the Board determines to add an additional director, the Nominating and Corporate Governance Committee seeks out appropriate candidates from various sources, which may include directors, officers, employees and others. The Committee may use consultants and search firms who may be paid fees for their assistance in identifying and evaluating candidates, but has not done so to date. The Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. The Committee considers candidates based on materials provided, and will consider whether an interview is appropriate. The Committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at Genco headquarters, on the same basis. Only persons who are nominated with the procedures set forth in our Amended and Restated By-Laws are eligible for election as directors at our shareholders’ meetings. See “Shareholder Proposals and Nominations for the Next Annual Meeting” on page 40 for further information. During fiscal year 2022, the Nominating and Corporate Governance Committee held four meetings.
Genco’s ESG Committee was comprised of Kathleen C. Haines, Basil G. Mavroleon, Karin Y. Orsel, and Arthur L. Regan during fiscal year 2022.
Executive Sessions
Under the Corporate Governance Guidelines that Genco adopted to assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate. In addition, if there are any non-management directors who are not independent directors, the independent directors shall meet in executive session at least once each year. The presiding director at any executive session with the non-management or independent directors will be the Chairman if the Chairman is present and is a non-management or independent director (as applicable) and will otherwise be selected by a majority of the non-management or independent directors (as applicable) present at the meeting. One executive session of independent directors and two executive sessions of non-management directors were held in fiscal year 2022.
Board Leadership Structure
As noted above, Genco’s Board is currently comprised of a majority of independent directors. Genco recognizes that different Board leadership structures may be appropriate for Genco during different periods of time and under different circumstances. Genco believes that its current Board leadership structure is suitable for Genco because it allows Genco to consider a broad range of opinions in the course of its Board deliberations, including those with knowledge of Genco’s day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.
Genco’s Chairman of the Board is a separate individual from its Chief Executive Officer and contributes to facilitating communication among the directors, organizing the meeting schedules and agendas of the Board, and presiding at Board and shareholder meetings. Genco’s Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. Genco’s Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of Genco and its shareholders at the time of such determination.
Genco’s Corporate Governance Guidelines provide the flexibility for Genco’s Board to modify or continue Genco’s leadership structure in the future, as it deems appropriate.

Risk Oversight
Genco’s Board believes that oversight of Genco’s risk management efforts is the responsibility of the entire Board. It views risk management as an integral part of Genco’s strategic planning process. The subject of risk management is regularly discussed at Board meetings with Genco’s Chief Executive Officer and its Chief Financial Officer. Additionally, the charters of certain of the Board’s committees assign oversight responsibility for particular areas of risk. For example, Genco’s Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Genco’s Nominating and Corporate Governance Committee oversees risk associated with Genco’s Corporate Governance Guidelines and Code of Ethics, including compliance with listing standards for independent directors, committee assignments, and conflicts of interest. Genco’s Compensation Committee oversees the risk related to Genco’s executive compensation plans and arrangements. Genco’s ESG Committee oversees risks related to environmental, social, and corporate responsibility matters, including with respect to climate change and social and political trends.
MANAGEMENT
Information About Our Executive Officers
The following table sets forth certain information with respect to the executive officers of Genco (other than John C. Wobensmith, for whom information is set forth above under the heading “Board of Directors”):
Name	Age	Position
Apostolos Zafolias	44	Chief Financial Officer and Executive Vice President, Finance
Joseph Adamo	60	Chief Accounting Officer, Treasurer, and Controller
Jesper Christensen	36	Chief Commercial Officer
Apostolos Zafolias has served as Genco’s Chief Financial Officer since December 19, 2014. Mr. Zafolias has been employed with Genco since May 2005. Since July 2013, Mr. Zafolias has served as Genco’s Executive Vice President, Finance, playing an integral part in the execution of its finance strategy. Mr. Zafolias has over 18 years of experience in the shipping industry with a focus on mergers and acquisitions, commercial bank financing, debt and equity capital markets transactions, and SEC reporting. Before being appointed Executive Vice President, Finance in July 2013, Mr. Zafolias held various finance leadership positions at Genco. He has a bachelor of science degree from Babson College and holds the Chartered Financial Analyst designation.
Joseph Adamo has served as Genco’s Chief Accounting Officer since December 19, 2014. Mr. Adamo has been employed with Genco since June 2005. Mr. Adamo’s initial position with Genco was Controller until April 2010, when he was promoted to Treasurer and Controller. Mr. Adamo is responsible for overseeing Genco’s accounting department, including certain filings with the SEC. Prior to joining Genco, Mr. Adamo was a turnaround consultant providing restructuring advisory services to distressed companies. Prior to that, Mr. Adamo served as Chief Financial Officer for two private companies. Mr. Adamo started his career in public accounting working for Price Waterhouse, currently PriceWaterhouseCoopers LLP. He has a bachelor’s degree in accounting from Pace University and is a licensed Certified Public Accountant.
Jesper Christensen was appointed as Genco’s Chief Commercial Officer on April 2, 2023. He previously served as Genco’s Vice President, Head of Chartering since June 2021. From March 2017 until his appointment as Vice President, Head of Chartering, he served as the Company’s Vice President and Commercial Director, Minor Bulk Fleet, responsible for the global chartering activities of Genco’s minor bulk fleet. Mr. Christensen has over 16 years of experience in the shipping industry with a focus on commercial management in the dry cargo sector. Prior to joining Genco, Mr. Christensen served as Director, Head of Chartering Stamford at Clipper Bulk Shipping Ltd. Mr. Christensen has a Graduate Diploma in Business Administration (Organization and Management) from Copenhagen Business School and completed the shipping education program at the Maritime University of Denmark.
As described above, Mr. Wobensmith serves as an executive officer of Genco. On April 21, 2014, Genco and its subsidiaries other than Baltic Trading and its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This section describes Genco’s compensation program as it relates to its Chief Executive Officer and President, John C. Wobensmith; its Chief Financial Officer, Apostolos D. Zafolias; its Chief Accounting Officer, Joseph Adamo, and its former Chief Operations Officer, Robert Hughes, all of whom Genco refers to together as Genco’s “named executives.” Detailed compensation information for each of the named executives is presented in the tables following this discussion in accordance with SEC rules. On March 6, 2023, Robert Hughes resigned as our Chief Operations Officer in connection with an internal consolidation of our business departments and entered into a Separation Agreement with us on March 7, 2023, the terms of which are described in “Compensation for Genco’s Named Executives for 2022” starting on page 15.
Executive Compensation Framework Transition
In recent years, we have historically awarded short-incentive awards in the form of cash bonuses to our named executives under our Annual Incentive Plan described below. Subject to the discretion of our Compensation Committee and the Board, the bonus amounts were based on certain metrics, which for 2021 were specified as free cash flow breakeven, time charter equivalent (TCE) vs. benchmark, cost vs. budget, relative total shareholder return (TSR) vs. a designated drybulk peer group, and achievement of strategic goals. For a further description of these metrics, please see Appendix A. During such time, long-term incentive awards took the form of restricted stock units (RSUs) and, in some years, stock options under our 2015 Equity Incentive Plan described below, which were awarded on a discretionary basis.
For 2023, the Compensation Committee determined that our compensation framework should shift to a system of short-term incentive awards under our Annual Incentive Plan and long-term incentive awards under our 2015 Equity Incentive Plan, each of which will be determined in accordance with a smaller group of focused metrics than used previously under our Annual Incentive Plan. For this reason, our Compensation Committee determined that incentive compensation in the form of cash bonuses and equity awards for 2022 should be awarded on a discretionary basis as part of the Company’s transition to its new compensation framework. As part of this transition, the Compensation Committee took into account results from metrics used for 2021 compensation in recommending compensation awards, and our named executives received long-term incentive awards in the form of RSUs for their performance in 2022 at the end of such year.
For short-term incentive compensation for 2023, the metrics we anticipate to use are free cash flow and achievement of strategic initiatives as determined in the discretion of our Board. For long-term incentive compensation for 2023, the metrics we anticipate to use are relative total shareholder return compared to a performance peer group and an internally adjusted return on invested capital ratio. We further expect that at least 50% the value of our equity awards for 2023 will take the form of performance RSUs, the vesting of which will depend on the achievement of the specified metrics, and the balance will take the form of RSUs vesting based on the passage of time as we have historically awarded.

Executive Compensation Practices
Below is a summary of our key executive compensation practices. We believe these practices promote good governance and align the interests of our executive officers with the interests of our shareholders.
What We Do
•	Our Compensation Committee, which is comprised solely of independent directors, recommends annual compensation awards for our executive officers to our Board for approval.
•	The Compensation Committee directly retains an independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”) to provide advice.
•
Our Compensation Committee conducts an annual review of our executive compensation program to confirm it does not create risks that are reasonably likely to have a material adverse effect on the Company.

•	We make performance-based cash bonus awards under a plan based on achievement of specified performance criteria.
•	We have historically made equity awards that:
•	provide for a three-year minimum vesting schedule for named executives, which is up to five years for certain awards for 2022;
•	do not provide for “single trigger” vesting in the event of a change of control; and
•	are limited to a total fixed number of shares under our equity plan for which increases are subject to shareholder approval.
What We Do Not Do
•
We do not permit our executive officers to engage in short sales or hedging transactions with regard to compensatory equity awards or to pledge our equity securities as collateral for a loan (with one grandfathered exception).

•	We do not provide so-called tax “gross-ups” for our executive officers.
•	We do not provide significant perquisites for our executive officers.
How Compensation is Determined
Role of Compensation Committee. Genco’s Compensation Committee oversees Genco’s executive compensation program. The Compensation Committee reviews, administers and designs Genco’s compensation plans and policies, and recommends such plans and policies to Genco’s Board for approval. Genco’s Compensation Committee also reviews and approves the corporate goals and objectives relevant to the compensation of Genco’s named executives, evaluates corporate performance and the performance of each of Genco’s executives, and recommends to Genco’s Board the compensation (cash and equity) of Genco’s named executives and other key employees.
Each year, Genco’s Compensation Committee evaluates each named executive and other key employees to determine if changes in compensation are appropriate. As part of this process, Genco’s Compensation Committee reviews summaries that include, as applicable for each individual, salary, bonus, and other cash compensation; severance and change in control benefits; prior grants of equity-based awards; and the value of benefits and perquisites.
Role of Compensation Consultant. Genco’s Compensation Committee retained FW Cook, an independent compensation consultant, to assist and advise Genco’s Compensation Committee with respect to several aspects of Genco’s executive compensation programs and corporate governance. The services that FW Cook was retained for include reviewing and advising Genco on its compensation philosophy, strategy and program, including the redesign of Genco’s compensation program for 2023; analyzing the appropriateness of a compensation comparator peer group; providing and analyzing competitive market compensation data; analyzing the effectiveness of Genco’s compensation programs and making recommendations, as appropriate; providing advice and counsel on best practices in compensation and corporate governance, keeping Genco and its Compensation Committee apprised of trends, developments, legislation and regulations affecting executive and director compensation; and conducting a risk assessment of Genco’s incentive compensation programs and making recommendations, as appropriate. As required by rules adopted by the SEC under the Dodd-Frank Wall Street

Reform And Consumer Protection Act, Genco’s Compensation Committee has considered the relevant factors (including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act) and has determined that FW Cook is independent and has no conflicts of interest.
Role of Management. Genco’s Compensation Committee consults with Genco’s Chief Executive Officer and, as appropriate, its other named executives regarding their views on their compensation and the compensation of those who report to them directly or indirectly. However, Genco’s Compensation Committee makes the final recommendation to Genco’s Board with respect to each executive’s compensation. None of Genco’s named executives determines his own compensation.
Competitive Marketplace Assessment. In order to assess the competitiveness of Genco’s executive compensation, Genco’s Compensation Committee reviews the compensation arrangements of executives at certain other publicly-traded drybulk and other shipping companies as well as other companies that the Compensation Committee believes are representative of the market place in which Genco competes for executive and managerial talent. The compensation comparator group that Genco’s Compensation Committee currently uses comprises 13 such companies, listed below. The Compensation Committee believes the compensation information from the comparator group can be helpful, but recognizes that benchmarking data is not definitive and is subject to change from one year to the next. The Compensation Committee uses this information as a general frame of reference and does not target Genco’s executive compensation to a specific percentile, instead using company and individual performance as the primary drivers of compensation levels. The Compensation Committee, assisted by FW Cook, reviews the compensation comparator group periodically.
Compensation Comparator Group
Berry Corporation	Newpark Resources, Inc.
DHT Holdings, Inc.	Overseas Shipholding Group, Inc.
Dorian LPG Ltd.	Ranger Oil Corporation
Dril-Quip, Inc.	SEACOR Marine Holdings, Inc.
Eagle Bulk Shipping Inc.	Tidewater Inc.
Helix Energy Solutions Group, Inc.	W&T Offshore, Inc.
International Seaways, Inc.
Prior Year Say on Pay Results. At the May 16, 2022 shareholders’ meeting, the non-binding advisory vote on executive compensation proposal, or the “say on pay” vote, received support from 97.8% of votes cast. The Compensation Committee considered these results and determined that the results of the vote did not call for any significant changes to the executive compensation plans and programs already in place.
Genco’s Compensation Philosophy
Genco’s executive compensation program is designed to attract, motivate and retain a talented team of executives who will enable Genco to compete successfully with other drybulk shipping companies. Genco seeks to accomplish this goal in a way that aligns Genco’s executives’ interests with those of its shareholders and encourages and rewards Genco’s executives for achievement of Genco’s annual and longer-term performance objectives.
Overall executive compensation levels have generally been recommended by the Compensation Committee upon the consideration of several factors, including our compensation comparator group, a review of Genco’s overall performance, and the individual contributions of each of the named executives to the prior year’s performance. In taking this approach, Genco’s Compensation Committee has historically sought to calibrate performance-based incentive compensation paid to retroactive performance assessments and potentially variable market conditions. The amount of short- and long-term incentive compensation for each named executive has historically been determined retroactively, based on Genco’s Compensation Committee’s assessment of Genco’s performance, each named executive’s individual performance and contributions to improving shareholder value, and his or her level of responsibility and management experience. The factors affecting these compensation decisions for the named executives include key financial and statistical measurements, including the design and implementation of a finance and capital allocation strategy for Genco, including obtaining or renegotiating financing on favorable terms; strategic objectives such as the design and implementation of a commercial strategy for Genco or acquisitions or dispositions of vessels; Genco’s financial performance; and the achievement of operational goals for Genco or a particular area of responsibility for the named executive, such as operations or chartering.
Compensation Objectives
Genco’s compensation program is rooted in the principles inherent in “pay for performance.” In particular, Genco has designed its compensation program to:
•	attract, motivate, retain and reward those executives and managers who have the necessary experience and subject-matter expertise to deliver sustained improvements in shareholder value;
•
compensate each executive and manager competitively based upon the scope and impact of his or her position as it relates to the success of Genco and on the potential of each employee to assume increasing responsibility within Genco; and

•
align the interests of Genco’s executives with those of Genco’s shareholders through the use of short-term cash incentives that are paid on the basis of performance achievements in the year preceding payment and the use of equity-based long-term incentive awards that link reward to improvement in equity value over time.

Elements of Compensation
The compensation program for the named executives consists of three main elements: base salaries; short-term (annual) incentives payable in cash on the basis of annual achievement under Genco’s Annual Incentive Plan; and long-term, equity-based incentives. The named executives are also eligible to participate in Genco’s health and other broad-based programs on the same basis as other U.S. employees and are eligible for paid time off and paid holidays.
Fixed Compensation
Base Salary. Base salaries for the named executives are determined based on the breadth, scope and complexity of the functions performed by each named executive; individual performance, skills, and experience; the competitive labor market for the position; and internal equity considerations. Base salaries are reviewed annually, and may be adjusted to reflect meritorious individual performance assessments; promotions or significant changes in the scope and impact of the position; or market adjustments to reflect shifts in the competitive labor market for the position.
Variable Incentive Compensation
In support of Genco’s commitment to align compensation with demonstrated performance, a significant portion of the compensation paid to its named executives is incentive-based. Genco’s incentive compensation program has been designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the executive with Genco’s shareholders and retain the executives through the term of the equity awards, which has historically been for three to four years. Historically, Genco’s Compensation Committee has made incentive compensation decisions based upon several considerations including, comparator peer group benchmarks, Genco’s financial results, the state of its operations and its strategic accomplishments during the year, and the accomplishments and contributions of its named executives at the end of Genco’s fiscal year. Following this assessment, variable incentive compensation, in the forms of cash and restricted stock, has been awarded to Genco’s named executives.
Cash Incentive Awards. For purposes of determining the amounts of cash bonuses payable to our named executive officers and other employees, the Compensation Committee recommended, and the Board approved, the Annual Incentive Plan described below.
Equity Awards. Genco does not have a specific policy governing the timing of equity awards but has generally made one award per year at or following the end of the calendar year. These awards have historically consisted of restricted stock, restricted stock units (“RSUs”), options, or warrants. Each RSUs awarded by Genco represents the right to receive one share of the issuer's common stock, or in the sole discretion of our Compensation Committee, the value of a share of common stock on the date that the RSU vests. The Compensation Committee considers the size and form of award when making award decisions.

Historically, unless otherwise determined by Genco’s Compensation Committee, each RSU award entitles the named executive to dividend equivalent rights. As the executives share commensurately with other shareholders in receiving payments in respect of dividends, they likewise share in the recognition of the current income generation and future change in stock price. Recipients of RSUs receive dividend equivalent payments only upon settlement of RSUs that have vested, and any dividend equivalent payments that have accrued in respect of forfeited RSUs are likewise forfeited.
Other Elements
Benefits. Genco’s named executives are eligible under the same plans as all other U.S. employees for medical, dental, vision, and disability insurance and are eligible for paid time off and paid holidays. Additionally, Genco matches the 401(k) contributions of Messrs. Wobensmith, Zafolias, Hughes, and Adamo up to the maximum allowed per year, which was $24,400 in 2022 for our named executives. Genco pays premiums on life insurance and long-term disability insurance for Mr. Wobensmith. Genco believes these benefits are reasonable, competitive and consistent with Genco’s overall executive compensation program.
Annual Incentive Plan for Cash Bonuses
On the recommendation of its Compensation Committee, the Board approved the principal terms of Genco’s Annual Incentive Plan on December 18, 2018 and adopted a written plan document for it on March 4, 2019. The Annual Incentive Plan embodies weighted performance criteria to calculate cash bonuses that may become payable to Genco’s executive officers and other employees. The Annual Incentive Plan is administered by the Company’s Compensation Committee or, if it elects, the Board or another committee designated by the Board, and provides for the establishment from time to time of measurable criteria intended to reinforce a pay for performance framework aligning the interests of executive officers and other employees with those of the shareholders. Performance measures so established may include, without limitation, earnings-based measures (such as free cash flow, EBITDA, adjusted EBITDA, operating income, and revenue), measures relating to the Company’s share price (such as relative total shareholder return vs. a designated peer group), costs versus budget, other strategic goals, and individual management-based objectives. Performance goals may be absolute goals or relative goals, including, without limitation, goals based on comparisons to the performance of other companies or an index covering multiple companies, measured with respect to one or more of the applicable performance measures. The method for computing any amount of compensation payable under the Annual Incentive Plan may include, without limitation, the designation of one or more threshold, target, or maximum bonus levels, determination of the bonus amount to be paid at each such level, and the weighting of metrics used to determine the total bonus award.
2015 Equity Incentive Plan
Genco’s 2015 Equity Incentive Plan provides for equity awards with respect to shares of Genco’s common stock in the form of non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, RSUs, or unrestricted stock. Awards are available to officers, directors, and executive, managerial, administrative and professional employees of and consultants to Genco or any subsidiary or joint venture of Genco. Genco’s Compensation Committee administers the 2015 Equity Incentive Plan and recommends discretionary awards under this plan for approval by Genco’s Board.
Compensation for Genco’s Named Executives for 2022
The year 2022 was a successful year for Genco in which we continued to carry out our comprehensive value strategy centered on three key pillars: paying sizeable quarterly cash dividends to shareholders, low financial leverage, and opportunistically growing our asset base. During 2022, our management team implemented this strategy through the following initiatives:
•	Deleveraging through the repayment of $75 million of debt during 2022, resulting in the repayment of $278 million or 62% of Genco’s debt balance since beginning of 2021.
•	Completing the acquisition of two high quality, fuel efficient Ultramax vessels in January 2022.
•	Opportunistically entering into various period time charters and contracts of affreightment (COAs), thereby establishing fixed revenue streams.

•	Continuing benchmark outperformance through our commercial operating platform.
•
Further expanding our commercial platform and integrating additional flexibility through index linked contracts that can be converted to fixed rate contracts as well as additional COAs which were entered into opportunistically.

•	Increasing engagement with the public through industry conferences, analyst coverage, and other initiatives.
•	Through the successful achievement of these initiatives, Genco declared $2.57 per share in dividends under our strategy for the twelve months of 2022.
•	Completing the transition of the technical management of our vessels to our GS Shipmanagement Pte. Ltd joint venture.
•	Installing energy saving devices and additional fuel efficiency upgrades on seven Capesize vessels ahead of requirements for IMO 2023 environmental regulations as part of our IMO 2023 plan.
The specific compensation decisions made for each of the named executives for 2022 reflect the achievement of financial, operational, technical, and commercial successes. Genco’s Compensation Committee reviewed relevant aspects of Genco’s 2022 performance and determined that each of its named executives provided leadership and managerial expertise that enabled Genco to navigate the normally challenging drybulk shipping industry during a time when the COVID-19 pandemic and the war in Ukraine presented heightened difficulties. The Compensation Committee assessed performance relative to expectations, consulted with other Board members, and determined that the cash and equity awards described below were appropriate. Accordingly, the Compensation Committee recommended, and the Board approved, the compensation awards below for 2022, which were awarded on a discretionary basis in anticipation of our transition to a new metric-based framework as described below under “2023 Compensation Framework.”
John C. Wobensmith. For fiscal year 2022, Mr. Wobensmith’s annual base salary was set at $685,000, which was determined by the Compensation Committee to be competitive, reasonable, and appropriate for his role as Chief Executive Officer and his performance. In determining the appropriate incentive compensation for Mr. Wobensmith for his work and accomplishments in 2022, the Committee took into account Mr. Wobensmith’s leadership role in implementing Genco’s new comprehensive value strategy, navigating through the challenges to our business presented by COVID-19 and the war in Ukraine, and completing the transition of the technical management of our fleet to the GS Shipmanagement joint venture, and continuing to expand the commercial platform. Given Mr. Wobensmith’s leadership and strategic role as Genco’s Chief Executive Officer and President, the Compensation Committee recommended, and the Board approved, an award for 2022 consisting of a cash bonus of $1,027,000 and a grant of 112,540 RSUs, representing the number of units obtained by dividing $1,750,000 by the closing price of our common stock of $15.55 on the award date with fractions rounded to the nearest whole unit. These restricted stock units generally vest ratably in one-fifth increments on each of the first five anniversaries of February 23, 2023. The RSUs also vest in full six months after the occurrence of a change of control (as defined under the 2015 Equity Incentive Plan), subject to Mr. Wobensmith’s continued employment on such date, unless the award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control. In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) or he terminates his service for good reason (as defined in his Employment Agreement), the next yearly tranche of the award vests, subject to vesting in full if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. For 2023, Mr. Wobensmith’s annual base salary has been increased by $15,000 to $700,000 in recognition of his performance.
Apostolos D. Zafolias. For fiscal year 2022, Mr. Zafolias’ annual base salary was set at $400,000, which was determined by the Compensation Committee to be competitive, reasonable, and appropriate for his role as Chief Financial Officer and his performance. In determining the appropriate incentive compensation for Mr. Zafolias for his work and accomplishments in 2022, the Compensation Committee took into account Mr. Zafolias’ integral role in executing Genco’s new comprehensive value strategy, arranging for the transition of our remaining vessels to our technical management joint venture, developing and implementing improved internal controls for the same, improving budgeting and cost control, and management’s recommendations for his compensation. Genco’s Compensation Committee therefore recommended, and Genco’s Board approved, an award for 2022 consisting of a cash bonus of $500,000 and a grant of 48,232 RSUs, representing the number of units obtained by dividing $750,000 by the closing price of our common stock of $15.55 on the award date with fractions rounded to the nearest whole unit. The RSUs generally vest ratably in one-fifth increments on each of the first five anniversaries of February 23, 2023. The RSUs also vest in full if Mr. Zafolias’ service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) within twelve months after the occurrence of a change of control (as defined in the 2015 Equity Incentive Plan), unless the award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control. In addition, if his service is otherwise terminated by Genco without cause, the next yearly tranche of the award vests, subject to vesting in full if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. For 2023, Mr. Zafolias’ annual base salary has been increased by $15,000 to $415,000 for 2023 in recognition of his performance.
Robert Hughes. For fiscal year 2022, Mr. Hughes’ annual base salary was set at $275,000, which was determined by the Compensation Committee to be competitive, reasonable, and appropriate for his role as Chief Operations Officer and his performance. In determining the appropriate incentive compensation for Mr. Hughes for his 2022 performance, the Committee took into account Mr. Hughes’s role in addressing challenges posed to vessel operations due to COVID-19 and the war in Ukraine, especially with regard to crewing, and management’s recommendations for his compensation. The Compensation Committee therefore recommended, and the Board approved, an award for 2022 performance consisting of a grant of 16,077 RSUs, representing the number of units obtained by dividing $250,000 by the closing price of our common stock of $15.55 on the award date with fractions rounded to the nearest whole unit. The RSUs generally vest ratably in one-third increments on the first three anniversaries of February 23, 2023. In the event Mr. Hughes’ service is terminated without cause, the RSUs vest as described above for Mr. Zafolias. In connection with stepping down as Chief Operations Officer, on March 6, 2023, Mr. Hughes and the Company entered into a Separation Agreement. Under the terms of this agreement, subject to customary conditions, following the termination of his employment effective March 31, 2023, Mr. Hughes is to receive a lump sum payment of $250,000 in lieu of any cash bonus for any period or any other cash payment except as otherwise provided in the Separation Agreement; full vesting of his unvested equity awards, which consist of 29,105 restricted stock units and 3,208 options; engagement of Mr. Hughes to as a consultant regarding transition matters through December 31, 2023 in consideration of payments totaling $100,000; and continuation of coverage for applicable medical and related benefits, for which the Corporation will pay the cost through the earlier of December 31, 2023 and the date Mr. Hughes is eligible for coverage under another group benefits plan.
Joseph Adamo. For fiscal year 2022, Mr. Adamo’s annual base salary was set at $295,000, which was determined by the Compensation Committee to be competitive, reasonable, and appropriate for his role as Chief Accounting Officer and his performance. In determining the appropriate incentive compensation for Mr. Adamo for his work and accomplishments in 2022, the Committee took into account Mr. Adamo’s diligent leadership of a focused accounting staff in the Corporation’s public reporting and internal controls, accounting support for our technical management joint venture, and management’s recommendations for his compensation. The Compensation Committee therefore recommended, and Genco’s Board approved, a cash bonus award of $176,000 and a grant of 19,293 RSUs, representing the number of units obtained by dividing $300,000 by the closing price of our common stock of $15.55 on the award date with fractions rounded to the nearest whole unit. The RSUs generally vest ratably in one-third increments on the first three anniversaries of February 23, 2023. In the event Mr. Adamo’s service is terminated without cause, the RSUs vest as described above for Mr. Zafolias. For 2023, Mr. Adamo’s annual base salary has been increased by $10,000 to $305,000 for 2023 in recognition of his performance.
Severance Benefits
Employment Agreement. Genco entered into an employment agreement with John C. Wobensmith, its Chief Executive Officer and President, on September 21, 2007, as amended on March 26, 2014, June 23, 2014, April 30, 2015, March 23, 2017, and August 7, 2019 (the “Employment Agreement”). Mr. Wobensmith’s salary under the Employment Agreement may be increased but not decreased and was set at $650,000 per annum under the March 23, 2017 amendment. The Employment Agreement also confirms Mr. Wobensmith’s eligibility to receive cash bonuses and awards under any successor plan to Genco’s 2005 Equity Incentive Plan in amounts that Genco’s Compensation Committee may determine. The general terms of the Employment Agreement are described in greater detail under the heading “Executive Employment Agreement” on page 23, which are incorporated herein by reference. The Employment Agreement provides for payments upon termination of his employment under certain conditions, which are described under the heading “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” on page 23.
Genco entered into the Employment Agreement with Mr. Wobensmith to retain him, particularly in the event of an actual or rumored change in control. The provisions under the Employment Agreement relating to a change in control serve to align his interests with those of Genco’s shareholders by enabling Mr. Wobensmith to consider corporate transactions that are in the best interests of Genco’s shareholders and its other constituents without undue concern over whether the transactions may jeopardize his employment. The change of control payments under the Employment Agreement are subject to a “double trigger,” meaning that the payments are not awarded upon a change of control unless he terminates his employment for good reason or his employment is terminated without cause (other than for death or disability) within two years of a change of control. Alternatively, if a change in control occurs within nine months after termination of Mr. Wobensmith’s employment for good reason or other than for cause, death, or disability (each as defined in his employment agreement), the total severance compensation and benefits he will be entitled to receive will be the same as provided in the event of such a termination within two years after a change in control. The vesting of Mr. Wobensmith’s restricted stock units and options remains subject to a “modified double trigger” under which his equity vests in full upon the sixth month anniversary of a change of control provided that he has not voluntarily terminated his employment without good reason prior to the sixth month anniversary of the change of control. In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) or he terminates his service for good reason (as defined in his Employment Agreement), the next yearly tranche of the award vests, subject to vesting in full if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. Genco believes this structure strikes a balance between providing appropriate performance incentives and its executive retention goals.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the U.S. Internal Revenue Code of 1986 (the “Code”) disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the Company’s chief executive officer, chief financial officer and its three other most highly compensated executive officers other than the chief executive officer and chief financial officer. The Company believes that it qualifies for an exemption from U.S. income tax pursuant to Section 883 of the Code, so that any loss of deduction pursuant to Section 162(m) would not be material. To the extent applicable, the Compensation Committee intends to consider Section 162(m) in the future based on the amount of executive income and other factors.
Accounting for Stock-Based Compensation
Genco follows Accounting Standards Codification Topic 718, Stock Compensation, in accounting for non-vested stock issued under the 2015 Equity Incentive Plan.
Risk Assessment
Genco’s Compensation Committee is primarily responsible for overseeing the review and assessment of risks arising from Genco’s compensation policies and practices. Genco uses a number of approaches to mitigate excessive risk-taking, including significant weighting towards long-term incentive compensation and assessment of qualitative performance in addition to quantitative metrics. Based on its review of Genco’s compensation policies and practices, Genco’s Compensation Committee determined that the risks arising from Genco’s compensation policies and practices for Genco’s employees are not reasonably likely to have a material adverse effect on Genco.

Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between any of Genco’s executive officers or members of Genco’s Board or Compensation Committee and any other company’s executive officers, Board of Directors or Compensation Committee.
Compensation Committee Report
The Compensation Committee of Genco’s Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, Genco’s Compensation Committee recommended to Genco’s Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee of Genco’s Board:
Basil G. Mavroleon, Chair
Kathleen C. Haines
James G. Dolphin
The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act, or the Exchange Act, except to the extent that Genco specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table
The following table sets forth in summary form information concerning the compensation paid by us for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, to our named executives. As discussed above under “Executive Compensation Framework Transition,” we are transitioning to a to a metric-based approach to long-term incentive compensation awards, which are equity based. As part of this transition, our named executives received an award on December 23, 2022 for the year ended December 31, 2022 as well as an award on February 23, 2022 for the year ended December 31, 2021, and the 2022 compensation row for each named executive in the table below therefore reflects equity compensation awards for both of these years. Please refer to the footnotes in the table for the individual grant date values for each such grant. Excluding the December 23, 2022 equity awards that would have been made in 2023 under our prior practice, total compensation in the 2022 compensation row would be $3,199,525 for Mr. Wobensmith, $1,281,219 for Mr. Zafolias, $552,477 for Mr. Hughes, and $646,754 for Mr. Adamo.
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($) (i)	Total ($) (j)
John C. Wobensmith Chief Executive Officer and President	2022	$685,000	$3,149,984(4)	—	$1,027,000	$87,538(9)	$4,949,522
	2021	$650,000	$600,000(5)	$300,000(7)	$1,000,000	$69,379(10)	$2,619,379
	2020	$650,000	$600,001(6)	$338,763(8)	$540,000	$56,081(11)	$2,184,845
Apostolos D. Zafolias Chief Financial Officer	2022	$400,000	$1,099,995(12)	—	$500,000	$31,240(9)	$2,031,227
	2021	$375,000	$100,000(13)	$50,000(15)	$402,000	$27,395(10)	$954,395
	2020	$325,000	$99,998(14)	$56,461(16)	$175,000	$24,899(11)	$681,358
Robert Hughes Chief Operations Officer (former)(17)	2022	$275,000	$499,993(18)	—	—	$27,481(9)	$802,474
	2021	$240,000	$83,333(19)	$41,667(21)	$257,000	$24,124(10)	$646,124
	2020	$240,000	$83,336(20)	$47,050(22)	$130,000	$22,800(11)	$523,186
Joseph Adamo Chief Accounting Officer	2022	$295,000	$449,992(23)	—	$176,000	$25,768(9)	$946,760
	2021	$280,000	$20,000(24)	$10,000(26)	$176,000	$23,860(10)	$509,860
	2020	$280,000	$20,001(25)	$11,292(27)	$105,000	$23,098(11)	$439,391
(1)
The amounts in column (e) reflect the aggregate grant date fair value of restricted stock unit (RSU) awards pursuant to Genco’s 2015 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting.

(2)
The amounts in column (f) reflect the aggregate grant date fair value of option awards pursuant to Genco’s 2015 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting.

(3)	The amounts in column (g) were determined in accordance with Genco’s Annual Incentive Plan described above.
(4)
Represents a grant of 71,574 RSUs awarded on February 23, 2022 for the year ended December 31, 2021 having a grant date fair value of $1,399,987 and a grant of 112,540 RSUs awarded on December 23, 2022 for the year ended December 31, 2022 having a grant date fair value of $1,749,997.

(5)	Represents a grant of 60,545 RSUs awarded on February 23, 2021 for the year ended December 31, 2020.
(6)	Represents a grant of 84,968 RSUs awarded on February 25, 2020 for the year ended December 31, 2019.
(7)	Represents a grant of options to purchase 69,284 shares with an exercise price of $9.91 per share awarded on February 23, 2021 for the year ended December 31, 2020.
(8)	Represents a grant of options to purchase 168,539 shares with an exercise price of $7.06 per share awarded on February 25, 2020 for the year ended December 31, 2019.
(9)
Represents $24,400 in 401(k) Plan matching payments, $20,000 in life insurance premiums paid by Genco, and $43,138 in dividend equivalents paid in connection with settlement of RSUs for Mr. Wobensmith; $24,400 in 401(k) Plan matching payments and $6,840 in dividend equivalents paid in connection with settlement of RSUs for Mr. Zafolias; $24,400 in 401(k) Plan matching payments and $3,081 in dividend equivalents paid in connection with settlement of RSUs for Mr. Hughes; and $24,400 in 401(k) Plan matching payments and $1,368 in dividend equivalents paid in connection with settlement of RSUs for Mr. Adamo.

(10)
Represents $23,200 in 401(k) Plan matching payments, $20,000 in life insurance premiums paid by Genco, and $26,179 in dividend equivalents paid in connection with settlement of RSUs for Mr. Wobensmith; $23,200 in 401(k) Plan matching payments and $4,195 in dividend equivalents paid in connection with settlement of RSUs for Mr. Zafolias; $24,400 in 401(k) Plan matching payments and $3.081 in dividend equivalents paid in connection with settlement of RSUs for Mr. Hughes; and $23,200 in 401(k) Plan matching payments and $660 in dividend equivalents paid in connection with settlement of RSUs for Mr. Adamo.

(11)
Represents $22,800 in 401(k) Plan matching payments, $20,000 in life insurance premiums paid by Genco, and $13,281 in dividend equivalents paid in connection with settlement of RSUs for Mr. Wobensmith; $22,800 in 401(k) Plan matching payments and $2,099 in dividend equivalents paid in connection with settlement of RSUs for Mr. Zafolias; $22,800 in 401(k) Plan matching payments for Mr. Hughes; and $22,800 in 401(k) Plan matching payments and $298 in dividend equivalents paid in connection with settlement of RSUs for Mr. Adamo.

(12)
Represents a grant of 17,893 RSUs awarded on February 23, 2022 for the year ended December 31, 2021 having a grant date fair value of $349,987 and a grant of 48,232 RSUs awarded on December 23, 2022 for the year ended December 31, 2022 having a grant date fair value of $750,008.

(13)	Represents a grant of 10,091 RSUs awarded on February 23, 2021 for the year ended December 31, 2020.
(14)	Represents a grant of 14,164 RSUs awarded on February 25, 2020 for the year ended December 31 2019.
(15)	Represents a grant of options to purchase 11,547 shares with an exercise price of $9.91 per share awarded on February 23, 2021 for the year ended December 31, 2020.
(16)	Represents a grant of options to purchase 28,090 shares with an exercise price of $7.06 per share awarded on February 25, 2020 for the year ended December 31, 2019.
(17)
Mr. Hughes resigned as an executive officer of Genco on March 6, 2023. Amounts reported for Mr. Hughes do not include a lump sum payment of $250,000 to be made in April 2023 under his Separation Agreement in lieu of a cash bonus for 2022 or certain other cash payments.

(18)
Represents a grant of 12,781 RSUs awarded on February 23, 2022 for the year ended December 31, 2021 having a grant date fair value of $249,996 and a grant of 16,077 RSUs awarded on December 23, 2022 for the year ended December 31, 2022 having a grant date fair value of $249,997.

(19)	Represents a grant of 8,409 RSUs awarded on February 23, 2021 for the year ended December 31, 2020.
(20)	Represents a grant of 11,804 restricted stock awarded on February 25, 2020 for the year ended December 31, 2020.
(21)	Represents a grant of options to purchase 9,623 shares with an exercise price of $9.91 per share awarded on February 23, 2021 for the year ended December 31, 2020.
(22)	Represents a grant of options to purchase 23,408 shares with an exercise price of $7.06 per share awarded on February 25, 2020 for the year ended December 31, 2019.
(23)
Represents a grant of 7,668 RSUs awarded on February 23, 2022 for the year ended December 31, 2021 having a grant date fair value of $149,986 and a grant of 19,293 RSUs awarded on December 23, 2022 for the year ended December 31, 2022 having a grant date fair value of $300,006.

(24)	Represents a grant of 2,018 RSUs awarded on February 23, 2021 for the year ended December 31, 2020.
(25)	Represents a grant of 2,833 RSUs having a grant date fair value of $20,001 awarded on February 25, 2020 for the year ended December 31, 2019.
(26)	Represents a grant of options to purchase 2,309 shares with an exercise price of $9.91 per share awarded on February 23, 2021 for the year ended December 31, 2021.
(27)	Represents a grant of options to purchase 5,618 shares with an exercise price of $7.06 per share awarded on February 25, 2020 for the year ended December 31, 2019.
The following table reflects awards of RSUs and options under Genco’s 2015 Equity Incentive Plan during the year ended December 31, 2022:
Grants of Plan-Based Awards
Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock (i)	Grant Date Fair Value of Stock Awards ($) (l)
John C. Wobensmith	2/23/22	71,574(1)	$1,399,987
	12/23/22	112,540(2)	$1,749,997
Apostolos D. Zafolias	2/23/22	17,893(1)	$349,987
	12/23/22	48,232(2)	$750,008
Robert Hughes	2/23/22	12,781(1)	$249,996
	12/23/22	16,077(2)	$249,997
Joseph Adamo	2/23/22	7,668(1)	$149,986
	12/23/22	19,293(2)	$300,006
(1)
Represents RSUs awarded for the year ended December 31, 2021. Restrictions lapse as to 21.43% of the total number of RSUs on the first three anniversaries of February 23, 2022, 17.86% of such number on the fourth such anniversary, and 17.85% of such total number on the fifth such anniversary for Mr. Wobensmith’s award; ratably in one-fifth increments on the first five anniversaries of February 23, 2022 for Mr. Zafolias’ and Mr. Hughes’ awards; and ratably in one-third increments on the first three anniversaries of February 23, 2022 for Mr. Adamo’s award. Restrictions on these awards also lapse with respect to a pro rata percentage of the underlying shares upon death or disability and will lapse in full upon the occurrence of a change in control (as defined in the 2015 Plan), termination by the relevant issuer without cause (as defined in the 2015 Plan) under certain circumstances or by Mr. Wobensmith for good reason (as defined in his Employment Agreement) under certain circumstances. See “Potential Payment upon Termination or Change-In-Control” for further details.
(2)
Represents RSUs awarded for the year ended December 31, 2022. Restrictions lapse ratably in one-fifth increments on the first five anniversaries of February 23, 2023 for Messrs. Wobensmith’s and Mr. Zafolias’ awards and ratably in one-third increments on the first three anniversaries of February 23, 2023 for Mr. Hughes’ and Mr. Adamo’s awards. Restrictions on these awards also lapse with respect to a pro rata percentage of the underlying shares upon death or disability and will lapse in full upon the occurrence of a change in control (as defined in the 2015 Plan), termination by the relevant issuer without cause (as defined in the 2015 Plan) under certain circumstances or by Mr. Wobensmith for good reason (as defined in his Employment Agreement) under certain circumstances. See “Potential Payment upon Termination or Change-In-Control” for further details.

The following table provides information on option and RSU awards under Genco’s 2015 Equity Incentive Plan outstanding as of December 31, 2022:
Outstanding Equity Awards at Fiscal Year End
	Option or Warrant Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Units that Have Not Vested (#) (i)	Market or Payout Value of Units That Have not Vested ($)(j)(1)
John C. Wobensmith	23,904(2)	46,190(2)	$9.91	2/23/27	112,540(5)	1,728,614
	112,359(3)	56,180(3)	$7.06	2/25/26	71,574(6)	1,099,377
	16,691(4)	—	$8.065	3/4/25	40,364(7)	619,991
					28,329(8)	435,133
Total	152,954	102,370			264,469	4,062,244
Apostolos D. Zafolias	3,849(2)	7,698(2)	$9.91	2/23/27	48,232(5)	740,844
	18,726(3)	9,364(3)	$7.06	2/25/26	17,893(6)	274,836
	20,270(4)	—	$8.065	3/4/25	6,728(7)	103,342
					4,722(8)	72,530
Total	42,845	17,062			82,572	1,268,306
Robert Hughes	—	6,416(2)	$9.91	2/23/27	16,077(5)	246,943
	—	7,803(3)	$7.06	2/25/26	12,781(6)	196,316
					5,606(7)	86,108
					3,935(8)	60,442
Total	—	14,219			40,065	615,398
Joseph Adamo	—	1,540(2)	$9.91	2/23/27	19,293(5)	296,340
	—	1,873(3)	$7.06	2/25/26	7,668(6)	117,780
					1,346(7)	20,675
					945(8)	14,515
Total	—	3,413			31,251	480,015
(1)	The value of the unvested stock awards equals the number of unvested shares or RSUs multiplied by $15.36, the closing market price of Genco’s common stock on the NYSE on December 30, 2022.
(2)
Represents awards of options exercisable for shares of Genco’s common stock pursuant to Genco’s 2015 Equity Incentive Plan made on February 23, 2021. The options are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transactions. The options generally vest annually in three equal installments on each of the first three anniversaries of February 23, 2021.

(3)
Represents awards of options exercisable for shares of Genco’s common stock pursuant to Genco’s 2015 Equity Incentive Plan made on February 25, 2020. The options are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transactions. The options generally vest annually in three equal installments on each of the first three anniversaries of February 25, 2020.

(4)
Represents awards of options exercisable for shares of Genco’s common stock pursuant to Genco’s 2015 Equity Incentive Plan made on March 4, 2019. The options are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transactions. The options generally vest annually in three equal installments on each of the first three anniversaries of March 4, 2019.

(5)
Represents awards of RSUs pursuant to Genco’s 2015 Equity Incentive Plan granted on December 23, 2022 that were entirely unvested as of December 31, 2022. The RSUs generally vest ratably in one-fifth increments on each of the first five anniversaries of February 23, 2023 for Mr. Wobensmith’s and Mr. Zafolias’ awards and ratably in one-third increments on the first three anniversaries of February 23, 2023 for Mr. Hughes’ and Mr. Adamo’s awards.

(6)
Represents awards of RSUs pursuant to Genco’s 2015 Equity Incentive Plan granted on February 23, 2022 that were entirely unvested as of December 31, 2022. The RSUs generally vest as to 21.43% of the total number of RSUs on the first three anniversaries of February 23, 2022, 17.86% of such number on the fourth such anniversary, and 17.85% of such total number on the fifth such anniversary for Mr. Wobensmith’s award; ratably in one-fifth increments on the first five anniversaries of February 23, 2022 for Mr. Zafolias’ and Mr. Hughes’ awards; and ratably in one-third increments on the first three anniversaries of February 23, 2022 for Mr. Adamo’s award.

(7)
Represents the unvested portions of awards of RSUs pursuant to Genco’s 2015 Equity Incentive Plan granted on February 23, 2021. The RSUs generally vest annually in three equal installments on each of the first three anniversaries of February 23, 2021.

(8)
Represents the unvested portions of awards of RSUs pursuant to Genco’s 2015 Equity Incentive Plan granted on February 25, 2020. The RSUs generally vest annually in three equal installments on each of the first three anniversaries of February 25, 2020.

The following table provides information regarding options exercised and stock awards that vested during the year ended December 31, 2022, all of which stock awards were RSUs:
Option Exercises and Stock Vested
Name (a)	Option Awards		Stock awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
John C. Wobensmith	317,233	$4,513,908	68,195	$1,363,998
Apostolos D. Zafolias	11,962	$95,875	11,064	$221,116
Robert Hughes	11,011	$148,535	6,738	$133,133
Joseph Adamo	3,994	$53,644	2,212	$44,436
(1)
The aggregate value realized upon the exercise of an option award represents the difference between the aggregate closing market price of the shares of our common stock on the NYSE on the date of exercise and the aggregate exercise price of the exercised option award. In each case, the value realized is before payment of applicable taxes and brokerage commissions, if any.

(2)
The value of the unvested stock awards that vested during the year ended December 31, 2022 equals the number of shares vested multiplied by the closing market price of our common stock on the NYSE on the vesting date of each grant. In each case, the value realized is before payment of applicable taxes and brokerage commissions, if any.

Potential Payments upon Termination or Change-in-Control
Executive Employment Agreement
Genco entered into an Employment Agreement on September 21, 2007 (as amended to date, the “Employment Agreement”), with John C. Wobensmith, Genco’s Chief Executive Officer and President, with an initial two-year term and an automatic renewal for additional one year terms, unless either party terminates the Employment Agreement on at least 90 days’ notice. Mr. Wobensmith’s salary under the Employment Agreement may be increased but not decreased and was set at $650,000 per annum under the March 23, 2017 amendment. The Employment Agreement also provides for discretionary bonuses as determined by Genco’s Compensation Committee in its sole discretion; such bonuses are now governed by the Annual Incentive Plan, as discussed above. Mr. Wobensmith will also be eligible to receive restricted stock and other equity grants from time to time pursuant to Genco’s 2015 Equity Incentive Plan or any successor employee stock incentive, warrant or option plan. Genco pays for life insurance and long-term disability insurance for Mr. Wobensmith pursuant to the Employment Agreement at a cost of no more than $20,000 per annum.
Under the Employment Agreement, Mr. Wobensmith has agreed to protect Genco’s confidential information for three years after termination, and not to solicit Genco’s employees for other employment for two years after termination. He has also agreed not to engage in certain defined competitive activities described in the Employment Agreement for two years after the termination of his employment with Genco. Certain provisions regarding competitive activities will only apply for six months following a change of control or in the event of termination of Mr. Wobensmith by Genco without cause or by Mr. Wobensmith for good reason. For purposes of the Employment Agreement, change of control is defined generally as the acquisition of beneficial ownership of more than 50% of the aggregate voting power of Genco by any person or group other than certain transactions by certain specified parties; the sale of all or substantially all of Genco’s assets within a 12-month period, other than sales to certain specified parties; any merger or similar transaction in which holders of Genco’s voting stock immediately prior to such transaction do not hold at least 50% of the voting stock of the surviving entity; or the acquisition of beneficial ownership of more than 40% of the aggregate voting power of Genco by any person or group that is required to file a Schedule 13D, other than transactions by certain specified persons.
If Mr. Wobensmith is terminated without cause or resigns for good reason, Genco will pay him a pro rata bonus for the year of termination equal to the amount by which his average short-term annual cash bonus over the three prior years exceeds the value of his cash bonus for the year of termination (prorated for length of employment in the year of termination), plus a lump sum equal to double the average of his prior three years’ annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years. If a termination without cause or resignation for good reason occurs within two years of a change in control, (i) the amounts that are doubled above become tripled, (ii) the coverage period of two years becomes three years, and (iii) the average of his prior three years’ annual incentive awards will instead be the average of his annual incentive awards for the three years immediately preceding the change in control. Mr. Wobensmith’s annual incentive award for a given year is his cash bonus earned for that year. Additionally, if a change in control occurs within nine months after termination of Mr. Wobensmith’s employment for good reason or other than for cause, death, or disability, the total severance compensation and benefits he will be entitled to receive will be the same as provided in the event of such a termination within two years after a change in control.
In the event of termination of Mr. Wobensmith’s employment due to his death or disability, Genco will pay him, or his estate, a pro rata bonus for the year of termination as described above and one year’s salary and, in the case of disability, to provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of one year.
Mr. Wobensmith’s severance payments under the Employment Agreement and his equity grant agreements are subject to an “equitable best net” provision with respect to a change in control. In the event of a change of control, Mr. Wobensmith will receive the greater of (1) the amount he would receive if he were paid the full severance amount called for under his Employment Agreement reduced by the amount of any excise tax under Section 4999 of the Code thereon (which Mr. Wobensmith would pay) and (2) the amount he would receive if his cash severance payments were reduced to the maximum amount that would not result in an excise tax.
The table below sets forth the payments and other benefits that would be provided to Mr. Wobensmith upon termination of his employment by Genco without cause or by him for good reason under the following sets of circumstances as described more fully above: change of control, no change of control, and death or disability. In each set of circumstances, Genco has assumed a termination as of the end of the day on December 31, 2022 for purposes of the calculations for the table below:
	Termination by Executive for Good Reason or by Company without Cause		Death or Disability
	Change of Control	No Change of Control
Cash Severance Payment	$5,022,624	$3,525,718	$685,000
Estimated Present Value of Continued Benefits Following Termination(1)	$234,335	$139,222	$71,421
(1)
Mr. Wobensmith and his dependents are entitled to medical, dental and certain other insurance coverage substantially identical to the coverage in place prior to termination. This benefit period is two years if Genco terminates Mr. Wobensmith’s employment without cause or if he terminates his employment at Genco with good reason, three years if such a termination occurs within two years following a change in control, or twelve months in the event of his death or disability. The amounts presented for termination for good reason or without cause assume a discount rate of 8% per annum and annual cost increases of 6% for health insurance. The amounts presented for death or disability assume circumstances, which would provide the maximum benefit (i.e., disability of the executive).

Accelerated Vesting of RSUs
Under the terms of Mr. Wobensmith’s RSU grant agreements with unvested RSUs remaining, the RSUs vest in full six months after the occurrence of a change of control (as defined under the 2015 Equity Incentive Plan), subject to the individual’s continued employment on such date, unless the RSU award is not assumed, continued or substituted for by the acquirer, in which case the RSUs will vest in full immediately upon a change in control. In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) or he terminates his service for good reason (as defined in his Employment Agreement), the next yearly tranche of the award vests, subject to vesting in full if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. Also, if Mr. Wobensmith’s individual’s service is terminated by Genco by reason of his death or disability (as defined in the RSU grant agreement), the RSUs become vested as to a pro rata percentage of the RSUs, calculated monthly, that would otherwise become vested at the next vesting date. For purposes of the RSUs, “service” means a continuous time period during which the individual is at least one of the following: an employee or a director of, or a consultant to, Genco.
Under the terms of the RSU grant agreements of Messrs. Zafolias, Hughes, and Adamo with unvested RSUs remaining, the RSUs vest in full if the individual’s service is terminated by Genco without cause within twelve months after the occurrence of a change of control, unless the RSU award is not assumed, continued or substituted for by the acquirer, in which case the RSUs will vest in full immediately upon a change in control. The RSUs also vest in full if the executive’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) within twelve months after the occurrence of a change of control (as defined in the 2015 Equity Incentive Plan), unless the award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control. In addition, if his service is otherwise terminated by Genco without cause, the next yearly tranche of the award vests, subject to vesting in full if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. Also, if the executive’s service is terminated by Genco by reason of his death or disability, the RSUs become vested as to a pro rata percentage of the RSUs, calculated monthly, that would otherwise become exercisable at the next vesting date.
The table below sets forth the vesting of restricted stock that the named executives would receive under the following sets of circumstances: change of control, termination without cause (assuming vesting of the next tranche of the award only), and death or disability. In each set of circumstances, Genco has assumed a triggering event as of the end of the day on December 31, 2022 and used the closing market price of Genco’s common stock on December 30, 2022 of $15.36 per share for purposes of the calculations for the table below:
Name	Value of RSUs Subject to Accelerated Vesting ($)
	Change of Control	Termination without Cause	Death or Disability
John C. Wobensmith	$3,883,116	$1,326,444	$817,267
Apostolos D. Zafolias	$1,191,552	$327,322	$149,299
Robert Hughes	$589,809	$225,070	$118,963
Joseph Adamo	$449,311	$162,893	$53,427
Accelerated Exercisability of Options
Under the terms of Mr. Wobensmith’s option agreements with unvested options remaining, the options vest in full and are exercisable for the full exercise period six months after the occurrence of a change of control, subject to the individual’s continued employment on such date, unless the option award is not assumed, continued or substituted for by the acquirer, in which case the options will vest in full immediately upon a change in control. In either event, the options will become exercisable for the full exercise period. In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan)

or he terminates his service for good reason (as defined in his Employment Agreement), the next yearly tranche of the award vests, subject to vesting in full and exercisability for the full period if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. Also, if the Mr. Wobensmith’s service is terminated by Genco by reason of his death or disability, the options become exercisable as to a pro rata percentage of the options, calculated monthly, that would otherwise become exercisable at the next vesting date for a period of one year after termination. For purposes of the options, “service” means a continuous time period during which the individual is at least one of the following: an employee or a director of, or a consultant to, Genco.
Under the terms of the option agreements of Messrs. Zafolias, Hughes, and Adamo with unvested options remaining, the options vest in full if the individual’s service is terminated by Genco without cause within twelve months after the occurrence of a change of control, unless the option award is not assumed, continued or substituted for by the acquirer, in which case the options will vest in full immediately upon a change in control. In either event, the options will become exercisable for twelve months. The options also vest in full if the executive’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) within twelve months after the occurrence of a change of control (as defined in the 2015 Equity Incentive Plan), unless the award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control. In addition, if the executive’s service is otherwise terminated by Genco without cause, the next yearly tranche of the award vests, subject to vesting in full and exercisability for the full period if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. Also, if the executive’s service is terminated by Genco by reason of his death or disability, the options become exercisable as to a pro rata percentage of the RSUs, calculated monthly, that would otherwise become exercisable at the next vesting date for a period of one year after termination.
The table below sets forth the intrinsic value of options that would become exercisable by the named executives under the following sets of circumstances: change of control, termination without cause, and death or disability. In each set of circumstances, Genco has assumed a triggering event as of the end of the day on December 31, 2022 and used the closing market price of Genco’s common stock on December 30, 2022 of $15.36 per share for purposes of the calculations for the table below. Intrinsic value is based upon Genco’s stock price minus the exercise price for the options:
Name	Value of Options Subject to Accelerated Vesting ($)
	Change of Control	Termination without Cause	Death or Disability
John C. Wobensmith	$718,030	$592,162	$493,468
Apostolos D. Zafolias	$119,675	$98,698	$82,249
Robert Hughes	$99,732	$82,249	$68,541
Joseph Adamo	$23,939	$19,742	$16,452
Chief Executive Officer Pay Ratio
For 2022, the total compensation of our Chief Executive Officer of $4,949,525, as presented in the Summary Compensation Table, was approximately 41.19 times the total compensation of the Company’s median employee of $118,860 applying a cost of living adjustment or approximately 122.14 times the total compensation of the Company’s median employee of $40,080 without a cost of living adjustment, in each case calculated in the same manner as further described below. We have employees in a number of countries around the world, and a significant proportion of them are employed in India by our GS Shipmanagement Pte. Ltd technical management joint venture. The median employee with or without a cost of living adjustment was identified by reviewing the total cash compensation consisting of salary, bonus, and 401(k) match for all employees, excluding the Company’s Chief Executive Officer, who were employed by the Company or its consolidated subsidiaries on December 31, 2022. We believe such use of total cash compensation is a consistently applied compensation measure because we do not widely distribute equity awards to employees. All of employees of the Company and its consolidated subsidiaries were included. Adjustments were made to annualize the compensation of employees who were not employed by us for the entire year. We applied the World Bank Price Level Ratio of PPP Conversion Factor (GDP) to market exchange rate to adjust the employees’ base salary and the median employee’s total annual compensation to the cost-of-living in the U.S., where our Chief Executive Officer resides. We then identified a median from this group, who was an employee located in the United States. We applied this same process without the cost-of-living adjustment as well, which identified an employee located in India. Foreign currencies were converted into U.S. dollars using exchange rates as of December 31, 2022. The 2022 annual total compensation was calculated for each median employee using the same methodology used for the Company’s Chief Executive Officer as presented in the Summary Compensation Table. Given the different methodologies that various public companies use to determine their chief executive officer pay ratios, the chief executive officer pay ratio reported above should not be used as a basis for comparison between companies.

Pay Versus Performance
In accordance with SEC rules, we prepared the analysis set forth below of the relationship between the compensation actually paid to our CEO and other named executives and certain financial performance measures over the last three fiscal years.
Pay Versus Performance Disclosure Table
Value of Initial Fixed $ 100 Investment Based on:
Year	Summary Compen- sation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compen- sation Table Total for Non-CEO NEOs(3)	Average Compen- sation Actually Paid to Non-CEO NEOs ($)(4)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (5)	Net Income (millions) ($)	Adjusted EBITDA (millions) ($)(6)
2022	$4,949,522	$5,303,616	$1,260,154	$1,255,537	175.66	215.41	$159.4	$226.8
2021	$2,619,379	$4,869,315	$703,460	$924,806	155.89	187.27	$182.0	$252.9
2020	$2,184,845	$1,330,812	$547,978	$476,192	71.52	84.30	$(225.6)	$71.8

(1)
The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Wobensmith, our Chief Executive Officer and President, for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”).

(2)
The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Wobensmith as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Wobensmith during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Wobensmith’s total compensation for each year to determine the compensation actually paid:.

Adjustments to Determine Compensation Actually Paid for CEO	2022	2021	2020
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	(3,149,984)	(600,000)	(600,001)
Deduction for Amounts Reported under the “Option Awards” Column in the SCT	—	(300,000)	(338,763)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year End	2,827,991	1,141,870	828,851
Increase/deduction for Change in Fair Value from prior Year End to current Year End of Awards Granted Prior to year that were Outstanding and Unvested as of Year end	(50,922)	1,537,011	(565,922)
Increase/deduction for Change in Fair Value from Prior Year End to Vesting Date of Awards Granted Prior to year that Vested during year	727,009	471,054	(178,198)
Total Adjustments	354,094	2,249,936	(854,033)
(3)
The dollar amounts reported in this column represent the average of the amounts reported for the our named executives as a group (excluding Mr. Wobensmith) in the “Total” column of the SCT in each applicable year.

(4)
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Wobensmith), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Wobensmith) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Wobensmith) for each year to determine the compensation actually paid, using the same methodology described above in Note 2.

Adjustments to Determine Compensation Actually Paid for Non-CEO NEOs	2022	2021	2020
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	(683,327)	(67,778)	(67,778)
Deduction for Amounts Reported under the “Option Awards” Column in the SCT	—	(33,889)	(38,268)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year End	624,353	128,988	93,630
Increase/deduction for Change in Fair Value from prior Year End to current Year End of Awards Granted Prior to year that were Outstanding and Unvested as of Year End	(13,231)	151,827	(48,652)
Increase/deduction for Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to year that Vested during year	67,587	42,198	(10,718)
Total Adjustments	(4,617)	221,346	(71,786)
(5)
The peer group used for this purpose consists of Eagle Bulk Shipping, Star Bulk Carriers Corp., Diana Shipping Inc., Golden Ocean Group Limited, Safe Bulkers, Inc., Pacific Basin Shipping Limited, Pangaea Logistics Solutions Ltd., Belships ASA, Seanergy Maritime Holdings Corp., and Thorensen Thai Agencies Plc.

(6)
We have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executives, for the most recently completed fiscal year, to company performance. For a reconciliation of Adjusted EBITDA to Net Income, please see Appendix A.

Most Important Performance Measures
The following is a list of six performance measures that, in our assessment, represent the most important performance measures we used to link compensation for our named executives in 2022 to Company performance:
Adjusted EBITDA	TCE vs. Benchmark	Relative TSR%
Free Cash Flow Breakeven	Cost vs. Budget	Strategic Goals
For a further description of these performance measures, please see Appendix A.
The following chart provides a graphical representation of our three-year cumulative TSR versus our peer group referenced above in note 5:
F

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and the Average Compensation Actually Paid to our Non-CEO NEOs versus the company’s three-year cumulative TSR:

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and Average Compensation Actually Paid to our Non-CEO NEOs versus the peer group three-year cumulative TSR.

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and Average Compensation Actually Paid to our Non-CEO NEOs versus the company’s Net Income.

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and Average Compensation Actually Paid to our Non-CEO NEOs versus the company’s selected measure, Adjusted EBITDA.

Director Compensation
The following table summarizes compensation earned by directors other than Mr. Wobensmith for the year ended December 31, 2022:
Name of Director (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	All Other Compensation($)(3) (g)	Total ($) (h)
James G. Dolphin	$145,000	$199,986	$228,185	$573,172
Kathleen C. Haines	$108,063	$99,982	$142,333	$350,377
Basil G. Mavroleon	$113,063	$99,982	$199,960	$413,004
Karin Y. Orsel	$93,117	$99,982	$25,959	$219,058
Arthur L. Regan	$90,563	$99,982	$43,969	$234,514
Bao D. Truong	—	—	—	—
(1)	The amount indicated represents the total fees for service on the Genco Board of Directors or its committees as described below.
(2)
The amounts in column (c) reflect the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718. The actual amount realized by the director will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting. As of December 31, 2022, the number of outstanding RSUs awarded to the above directors, including restricted stock units in lieu of cash dividends as described in the following footnote, was 21,795.2 for Mr. Dolphin, 12,587 for Ms. Haines, 15,657.39 for Mr. Mavroleon, 6,011.14 for Ms. Orsel, and 6,011.14 for Mr. Regan.

(3)
The amounts in column (g) reflect the aggregate grant date fair value of RSUs granted in lieu of cash dividends on common stock underlying previously outstanding RSUs computed in accordance with FASB ASC Topic 718. Excluding certain RSU awards to Mr. Regan made on or before May 4, 2021, annual RSUs to our directors generally settle in shares of our common stock only after the director leaves service with the Company, and the directors receive dividend equivalents on RSUs in the form of additional RSUs in lieu of cash dividends. The actual amount realized by the director will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting. The amount in column (g) for Mr. Regan also includes $18,010 in dividend equivalents paid in cash in connection with settlement of RSUs.

For fiscal year 2022, each director of Genco other than Mr. Dolphin (who is discussed below) and Mr. Truong (who did not receive fees) received an annual fee of $75,000, a fee of $20,000 for an Audit Committee Chair assignment, $10,000 for an Audit Committee member assignment, $15,000 for a Chair assignment for the Compensation Committee, the Nominating and Corporate Governance Committee, or the ESG Committee, and $7,500 for a member assignment to the Compensation Committee, the Nominating and Corporate Governance Committee, or the ESG Committee each of which was prorated for length of service. Mr. Dolphin received quarterly cash fees during 2022 at the rate of $125,000 per annum for his service as Chairman of the Board. In addition, directors received fees for other ad hoc committee service of $20,000 per month for Chair and $10,000 per month for committee members.
For fiscal year 2022, on May 16, 2022, Mr. Dolphin was granted RSUs with respect to 9,111 shares of Genco’s common stock, representing a grant having a dollar value of $200,000 based on the closing price at which Genco’s stock was quoted on the NYSE on May 13, 2021, with fractional shares rounded down. On such date, Mses. Haines and Orsel and Messrs. Mavroleon and Regan were each granted RSUs with respect to 5,533 shares of Genco’s common stock, representing a grant having a dollar value of $100,000 based on such closing price, with fractional shares rounded down. No shares of the Genco’s common stock are currently outstanding in respect of any of the RSUs. Such shares will only be issued in respect of vested RSUs when the director’s service with the Company as a director terminates.
Genco reimburses its directors for all reasonable expenses incurred by them in connection with serving on the Board of Directors or its committees.
Anti-Hedging and Anti-Pledging Policy
Our Board of Directors has adopted a policy containing certain prohibitions on the hedging and pledging of our securities by our directors and executive officers. Our directors and executive officers are prohibited from engaging in hedging transactions involving any compensatory equity securities, which are any of the Company’s equity securities received as an award or upon the exercise or conversion of any award under any equity compensation plan of the Company. “Hedging” refers to short sales (that is, selling securities that the individual does not own in the expectation the price will decline) and any transactions (including without limitation purchasing prepaid variable forward contracts, equity swaps, collars, and exchange funds) that hedge or offset or are designed to hedge or offset any decrease in the market value of the securities. Our directors and executive officers are also prohibited from pledging any equity securities of the Company as collateral for a loan or other obligation except for any such pledge in existence and disclosed to the Board of Directors of the Company as of March 19, 2021, but only to the extent of the equity securities actually so pledged as of such date.
Equity Compensation Plan Information
The following table provides information as of December 31, 2022 regarding the 2015 Equity Incentive Plan:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	415,227	7.91	2,228,344
Total	415,227	7.91	2,228,344

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION
The guiding principles of Genco's compensation policies and decisions include aligning each executive's compensation with Genco's business strategy and the interests of its shareholders and providing incentives needed to attract, motivate and retain key executives who are important to its long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of Genco's executives directly relates to Genco's financial results and to other performance factors that measure its progress against the goals of Genco's strategic and operating plans, as well as performance against Genco's peers. Shareholders should read the Executive Compensation section of this proxy statement, which shows how Genco's compensation design and practices reflect its compensation philosophy. Genco's Compensation Committee and its Board of Directors believe that Genco's compensation design and practices are effective in implementing its guiding principles.
Genco is required to submit a proposal to shareholders for a non-binding advisory vote to approve the compensation of its named executives pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives Genco's shareholders the opportunity to express their views on the compensation of its named executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Genco's named executives and the principles, policies and practices described in this joint proxy statement/prospectus. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:
RESOLVED, that the shareholders of Genco Shipping & Trading Limited approve, on an advisory basis, the compensation of its named executives as disclosed in the Proxy Statement for the Genco Annual Meeting, including the Summary Compensation Table set forth in such Proxy Statement and other related tables and disclosures.”
As this is an advisory vote, the result will not be binding on Genco, its Board or its Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating Genco's compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of Genco's named executives, as disclosed in this proxy statement.
THE GENCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION (ITEM 2 ON THE ENCLOSED PROXY CARD).

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Our Audit Committee has selected the firm of Deloitte & Touche LLP as Genco’s independent auditors to audit the financial statements of Genco for the fiscal year ending December 31, 2023 and recommends that shareholders vote for ratification of this appointment. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
The appointment of our independent auditor is not required by law, regulation or Genco’s governing documents to be submitted for ratification by our shareholders. However, our Audit Committee is submitting its selection of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2023 for ratification by our shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, our Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Genco and its shareholders.
Fees to Independent Auditors for Fiscal 2022 and 2021
The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for fiscal 2022 and fiscal 2021 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal 2022 and fiscal 2021.
Type of Fees	2022 ($ in thousands)	2021 ($ in thousands)
Audit Fees	$770	$718
Audit-Related Fees	$0	$0
Tax Fees	$59	$19
All Other Fees	$0	$0
Total	$829	$737
In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to the auditor for the audit of the Company’s annual financial statements included in its Form 10-K and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and include services associated with primary and secondary offerings of our common stock in the past two fiscal years and other matters related to our periodic public filings; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.
Pre-Approval Policy for Services Performed by Independent Auditor
The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.
The Audit Committee has adopted an auditor pre-approval policy, which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories: audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee has delegated to its Chairman authority to approve a request for pre-approval provided that the same is submitted to the Audit Committee for ratification at its next scheduled meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION (ITEM 3 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENCO’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

REPORT OF THE AUDIT COMMITTEE
The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Genco and the independence and performance of Genco’s auditors. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent,” as provided under the applicable listing standards of the NYSE. The Committee operates pursuant to a Charter. As set forth in the Charter, the Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of Genco’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, monitoring the effectiveness of Genco’s internal controls, reviewing the its quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.
The Committee met with Genco’s independent auditors to review and discuss the overall scope and plans for the audit of Genco’s consolidated financial statements for the year ended December 31, 2022. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements and the overall quality of Genco’s financial reporting. Management represented to the Committee that Genco’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.
The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect. The Committee has discussed with the auditors the auditors’ independence.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Genco’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Genco’s auditors are in fact “independent.”
Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in Genco’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on February 22, 2023.
Submitted by the Audit Committee of the Board of Directors:
Kathleen C. Haines, Chair
James G. Dolphin
Basil G. Mavroleon
The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Genco filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Genco specifically incorporates the Report of the Audit Committee by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Genco’s voting common stock as of March 21, 2023 of:
•	each person, group or entity known to Genco to beneficially own more than 5% of Genco’s stock;
•	each of Genco’s directors and nominees for director;
•
Genco’s Chief Executive Officer and President, John C. Wobensmith; its Chief Financial Officer, Apostolos D. Zafolias; its Chief Accounting Officer, Joseph Adamo; and its former Chief Operations Officer, Robert Hughes; and

•	all of Genco’s directors and executive officers as a group.
As of March 21, 2023, a total of 42,478,643 shares of common stock were outstanding and entitled to vote at the Special Meeting. Each share of Genco common stock is entitled to one vote on matters on which Genco common shareholders are eligible to vote. The amounts and percentages of Genco common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.
Any information reported below from sources pre-dating the 1-for-10 reverse stock split effected by the Company on July 7, 2016 has been adjusted to reflect such reverse stock split.
Beneficial Ownership of Directors and Executive Officers
Ownership of Common Stock
Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percentage
John C. Wobensmith	662,443(2)(7)	1.55%
Apostolos Zafolias	73,144(3)(7)	*
Joseph Adamo	9,711(4)(7)	*
Robert Hughes	53,360(5)(7)	*
James G. Dolphin	—(6)(7)	—
Kathleen C. Haines	—(7)(8)	—
Basil G. Mavroleon	739(7)(9)	*
Karin Y. Orsel	—(7)(10)	*
Arthur L. Regan	93,508(7)(11)	*
BlackRock, Inc.	3,047,668(12)	7.17%
Dimensional Fund Advisors LP	2,710,989(13)	6.38%
All current directors and executive officers as a group (9 persons)	892,905	2.08%
(1)	Unless otherwise indicated, the business address of each beneficial owner identified is c/o Genco Shipping & Trading Limited, 299 Park Avenue, 12th Floor, New York, NY 10171.
(2)
Includes 16,691 shares of common stock underlying vested options that were granted on March 4, 2019; 168,539 shares of common stock underlying options that were granted on February 25, 2020; and 46,189 shares of common stock underlying options that were granted on February 23, 2021. Does not include 23,095 shares of common stock underlying unvested options that were granted on February 23, 2021, which generally vest on February 23, 2024; 20,182 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2021, which generally vest on February 23, 2024; 56,236 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2022, 15,338 of which generally vest on each of February 23, 2024 and 2025, 12,784 of which generally vest on February 23, 2026, and 12,776 of which generally vest on February 23, 2027; and 112,540 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2023, 22,508 of which generally vest on each of February 23, 2024, 2025, 2026, 2027, and 2028. Mr. Wobensmith has pledged 365,246 shares of our common stock as security for personal loans. This pledge predates the adoption of the Company’s policy restricting hedging and pledging of Company securities as described above in “Executive Compensation Anti-Hedging and

Anti-Pledging Policy” and was previously disclosed to our Board in accordance with the policy’s terms. Accordingly, the pledge is consistent with the terms of such policy and limited to the number of shares pledged.
(3)
Includes 20,270 shares of common stock underlying options that were granted on March 4, 2019; 28,090 shares of common stock underlying options that were granted on February 25, 2020; and 7,698 shares of common stock underlying options that were granted on February 23, 2021. Does not include 3,849 shares of common stock underlying unvested options that were granted on February 23, 2021, which generally vest on February 23, 2024; 3,364 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2021, which generally vest on February 23, 2024; 14,315 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2022, 3,578 of which generally vest on February 23, 2024, and 3,579 of which generally vest on each of February 23, 2025, 2026, and 2027; and 48,232 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2023, 9,646 of which generally vest on each of February 23, 2024, 2025, and 2026, and 9,647 of which generally vest on each of February 23, 2027 and 2028.

(4)
Includes 1,873 shares of common stock underlying options that were granted on February 25, 2020 and 1,026 shares of common stock underlying options that were granted on February 23, 2021. Does not include 514 shares of common stock underlying unvested options that were granted on February 23, 2021, which generally vest on February 23, 2024; 673 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2021, which generally vest on February 23, 2024; 5,112 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2022, 2,556 of which generally vest on each of February 23, 2024 and 2025; and 19,293 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2023, 6,431 of which generally vest on each of February 23, 2024, 2025, and 2026.

(5)
Mr. Hughes resigned as Genco’s Chief Operations Officer on March 6, 2023. Includes 7,803 shares of common stock underlying options that were granted on February 25, 2020 and 3,208 shares of common stock underlying options that were granted on February 23, 2021. Also includes 3,208 shares of common stock underlying options that were granted on February 23, 2021, which are anticipated to vest under the terms of Mr. Hughes’ Separation Agreement on April 14, 2023; and 2,803 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2021, 10,225 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2022, and 16,077 shares of common stock that may be issuable in settlement of restricted stock units awarded on February 23, 2023, all of which are anticipated to vest under the terms of such Separation Agreement on April 14, 2023.

(6)
Does not include 70,635 shares of common stock that may be issuable in settlement of vested restricted stock units, including additional restricted stock units granted in lieu of cash dividends, or 10,224 shares of common stock that may be issuable in settlement of restricted stock units granted on May 16, 2022 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of our 2023 Annual Meeting of Shareholders and (ii) the date that is fourteen months after the date of the grant.

(7)
Each restricted stock unit represents the right to receive one share of our common stock, or in the sole discretion of our Compensation Committee, the value of a share of common stock on the date that the restricted stock unit vests.

(8)
Does not include 53,428 shares of common stock that may be issuable in settlement of vested restricted stock units, including additional restricted stock units granted in lieu of cash dividends, or 5,111 shares of common stock that may be issuable in settlement of restricted stock units granted on May 16, 2022 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of our 2023 Annual Meeting of Shareholders and (ii) the date that is fourteen months after the date of the grant.

(9)
Does not include 76,647 shares of common stock that may be issuable in settlement of vested restricted stock units, including additional restricted stock units granted in lieu of cash dividends, or 5,111 shares of common stock that may be issuable in settlement of restricted stock units granted on May 16, 2022 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of our 2023 Annual Meeting of Shareholders and (ii) the date that is fourteen months after the date of the grant.

(10)
Does not include 6,538 shares of common stock that may be issuable in settlement of vested restricted stock units, including additional restricted stock units granted in lieu of cash dividends, or 5,111 shares of common stock that may be issuable in settlement of restricted stock units granted on May 16, 2022 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of our 2023 Annual Meeting of Shareholders and (ii) the date that is fourteen months after the date of the grant.

(11)
Includes 18,727 shares of common stock underlying options that were granted on February 25, 2020. Does not include 6,143 shares of common stock that may be issuable in settlement of restricted stock units awarded on May 4, 2021, which generally vest on May 4, 2024; 23,204 shares of common stock that may be issuable in settlement of vested restricted stock units, including additional restricted stock units granted in lieu of cash dividends; or 5,111 shares of common stock that may be issuable in settlement of restricted stock units granted on May 16, 2022 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of our 2023 Annual Meeting of Shareholders and (ii) the date that is fourteen months after the date of the grant.

(12)
The address of the reporting person is 55 East 52nd Street New York, NY 10055. The reported information is based upon the amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on February 6, 2023.

(13)
The address of the reporting person is 6300 Bee Cave Road, Building One, Austin, TX 78746. The reported information is based upon the Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 10, 2023.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
In April 2007, Genco’s Board adopted a policy and procedures for review, approval and monitoring of transactions involving Genco and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of any class of Genco’s voting securities, immediate family members of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.
Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of Genco. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) Genco’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to Genco than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to Genco; and (ix) any other information regarding the transaction or the related person in the context of the merger that would be material to investors in light of the circumstances of the particular transaction. If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING
Shareholder proposals to be included in our proxy statement for an annual meeting must be provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. For a shareholder proposal to be considered for inclusion in our proxy statement for the 2024 Annual Meeting of Shareholders, we must receive the proposal at our offices in New York, New York, addressed to the Secretary, no later than December 18, 2023. Such proposals must comply with Genco’s By-Laws and the requirements of Regulation 14A of the Exchange Act.
For a shareholder nomination of one or more director candidates for election to the Board to be included in our proxy statement for our 2024 Annual Meeting of Shareholders (a “proxy access nomination”) and to be properly brought before such meeting, we must receive information and notice of the proxy access nomination in compliance with the requirements set forth in our Amended and Restated By-Laws, addressed to the Corporate Secretary at our principal executive offices no earlier than December 18, 2023 and no later than January 17, 2024. Stockholders who intend to solicit proxies for nominations of any director candidates for election to our Board other than those nominated by Genco must comply with the additional requirements of Rule 14a-19(b).
A shareholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 or a stockholder nomination of a director candidate that is not a proxy access nomination may be brought before the 2024 Annual Meeting of Stockholders so long as we receive information and notice of the proposal or nomination in compliance with the requirements set forth in our Amended and Restated By-Laws, addressed to the Secretary at our offices in New York, New York, no earlier than December 18, 2023 and no later than January 17, 2024
Rule 14a-4 of the Exchange Act governs Genco’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to Genco’s 2024 Annual Meeting of Shareholders, if Genco is not provided notice of a shareholder proposal on or after December 18, 2023, but not later than January 17, 2024, Genco will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.
ANNUAL REPORT ON FORM 10-K
Genco will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2023 (without the exhibits attached thereto) to any person who was a holder of Genco common stock on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held Genco common stock on the Record Date and should be submitted to John C. Wobensmith, President and Secretary of Genco, at 299 Park Avenue, 12th Floor, New York, New York 10171.
CHARITABLE CONTRIBUTIONS
During fiscal years 2020, 2021, and 2022, the Company did not make any contributions, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.
OTHER MATTERS
At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

BY ORDER OF THE BOARD OF DIRECTORS

John C. Wobensmith Chief Executive Officer and President
Dated: April 6, 2023

Appendix A
2021 Compensation Metrics
Free Cashflow Breakeven consists of EBITDA less the sum of drydocking capital expenditures, scheduled debt amortization, and interest expense and adjusted for items such as restricted stock, deferred financing costs, impairments, gain or loss on sale of vessels, bonus accruals, any extraordinary general & administrative expenses, and any extraordinary COVID-19 expenses.
TCE vs. Benchmark measures actual TCE compared to the relevant benchmark (Platts Scrubber Fitted Capesize Index for Capesize vessels and the BSI 58 and BHSI sub-indices of the Baltic Dry Index as published by the Baltic Exchange for our minor bulk vessels) net of commissions and adjusted for our fleet composition and vessel characteristics. We define TCE rates as our voyage revenues less voyage expenses and charter-hire expenses, divided by the number of the available days of our owned fleet during the period.
Cost vs Budget is measured against the budget at the beginning of each year adjusted for the number of owned vessels and timing of drydockings.
Relative TSR% used a peer group consisting of five publicly listed drybulk peers, namely Eagle Bulk Shipping Inc., Star Bulk Carriers Corp., Golden Ocean Group Limited, Diana Shipping Inc. and Safe Bulkers Inc.
Strategic Goals are determined in our Board’s discretion. See Compensation for Genco’s Named Executives for 2022 starting on page 15 for descriptions of achievements of each of our named executives that are consistent with such goals.
Reconciliation of Adjusted EBITDA to Net Income
		2022	2021	2020
EBITDA Reconciliation ($ in 000s)
Net income attributable to Genco Shipping & Trading Limited		$158,576	$182,007	$(225,573)
+	Net interest expense	8,052	15,203	21,385
+	Income tax expense	—	—	—
+	Depreciation and amortization	60,190	56,231	65,168
	EBITDA	$226,818	$253,441	$(139,020)

+	Impairment of vessel assets	—	—	208,935
+	Impairment of right-of-use asset	—	—	—
+	Gain on sale of vessels	—	(4,924)	1,855
+	Loss on debt extinguishment	—	4,408	—
+	Unrealized (gain) loss on fuel hedges	(4)	(34)	—
	Adjusted EBITDA	$226,814	$252,891	$71,770
A-1

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 James G. Dolphin 02 Kathleen C. Haines 03 Basil G. Mavroleon 04 Karin Y. Orsel 05 Arthur L. Regan
06 John C. Wobensmith

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To approve a non-binding, advisory resolution regarding executive compensation of Genco's named executive officers.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000602466_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2023 Notice & Proxy Statement, 2022 Annual Report to Shareholders are available at www.proxyvote.com

GENCO SHIPPING & TRADING LIMITED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 2023

The shareholder(s) hereby appoint(s) John C. Wobensmith and Apostolos Zafolias, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Genco Shipping & Trading Limited that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Time on May 16, 2023, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, 10036 or such other place or by means as the Company's Board of Directors may determine, and any adjournment or postponement thereof, with all the powers the shareholders would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000602466_2 R1.0.0.6